                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                 [ ] Confidential, for the use of the
                                                    Commission only (as permitted by Rule
                                                    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                               DIME BANCORP, INC.
                               ------------------
                (Name of Registrant As Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.

     (3)  Filing party:

     (4)  Date filed:

                               [GRAPHIC OMITTED]




                              DIME BANCORP, INC.
                               589 FIFTH AVENUE
                           NEW YORK, NEW YORK 10017


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 2001


     The Annual Meeting of Stockholders of Dime Bancorp, Inc. will be held in the Broadway Ballroom of the New York Marriott Marquis, 1535 Broadway, New York, New York (between 45th and 46th Streets), on Wednesday, June 13, 2001 at 10:00 a.m. for the following purposes:


     o electing five directors to the Class of 2003 and six directors to the Class of 2004; and


     o approving certain amendments to the Dime Bancorp, Inc. 1991 Stock Incentive Plan;


as set forth in the proxy statement accompanying this Notice, and transacting such other business as may properly come before the annual meeting and any adjournments.


     Your Board of Directors has fixed the close of business on April 26, 2001 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the annual meeting. A complete list of the stockholders entitled to vote at the annual meeting shall be open to inspection by any stockholder, for any lawful purpose germane to the meeting, at any time during usual business hours for a period of ten days prior to the meeting at our offices located at 589 Fifth Avenue, Second Floor, Investor Relations Department, New York, New York 10017 (telephone 212-326-6170).


     A copy of our Annual Report on Form 10-K for the year ended December 31, 2000 was previously sent to you on or about April 5, 2001.


New York, New York                          By order of the Board of Directors,
May 10, 2001
                                            [GRAPHIC OMITTED]

                                            Elizabeth G. Knoerzer
                                            Secretary

--------------------------------------------------------------------------------
     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING EVEN IF YOU CANNOT ATTEND. YOU CAN VOTE BY WRITTEN PROXY CARD OR YOU MAY VOTE BY TOUCHTONE TELEPHONE OR THE INTERNET USING THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD. AND, OF COURSE, YOU MAY VOTE IN PERSON AT THE MEETING IF YOU SO CHOOSE.
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]




                              DIME BANCORP, INC.
                               589 FIFTH AVENUE
                           NEW YORK, NEW YORK 10017
                               ----------------
                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 2001
                               ----------------
     This proxy statement and the accompanying proxy card are being mailed to you commencing on or about May 10, 2001 in connection with your Board's solicitation of proxies to be used at the annual meeting of stockholders to be held in the Broadway Ballroom of the New York Marriott Marquis, 1535 Broadway, New York, New York (between 45th and 46th Streets) at 10:00 a.m. on June 13, 2001.

     All proxies that are either properly submitted using the telephone or Internet or properly executed and delivered pursuant to this document will be voted on all matters that properly come before the annual meeting for a vote. If your proxy specifies instructions with respect to the matters being voted upon, the proxy holders will act in accordance with your instructions. If no instructions are specified, your shares will be voted (a) FOR the election of the directors, (b) FOR the approval of certain amendments to the 1991 Stock Incentive Plan and (c) in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting. Your proxy may be revoked at any time prior to being voted by: (i) filing written notice of revocation with our Corporate Secretary (at 589 Fifth Avenue, New York, New York 10017), (ii) submitting a duly executed proxy bearing a later date, or
(iii) attending the annual meeting and giving the Secretary notice of your intention to vote in person.

     Telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your instructions have been properly recorded. Specific instructions to be followed by those of you holding shares that are either registered in your name or under some of our stock-based employee benefit plans who are interested in voting via telephone or the Internet are set forth on the proxy card we have enclosed with this document. Those of you holding shares in "street name" should follow the instructions you are given by your bank or broker.

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOU ARE ASKED TO VOTE PROMPTLY BY USING THE TELEPHONE VOTING SYSTEM, ACCESSING THE WORLD WIDE WEB AND VOTING ON THE INTERNET, OR SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD.

     Your shares can only be voted at the annual meeting if you are represented by proxy or are present in person.


VOTING STOCK AND VOTE REQUIRED

     Your Board has fixed the close of business on April 26, 2001 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 114,651,683 shares of our common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share held. Information with respect to the beneficial ownership of our common stock by our directors and executive officers and certain other persons is set forth under the caption "Stock Ownership of Management and Certain Beneficial Owners."

     We have a policy on confidential voting that provides for all proxies, ballots, and tabulations that identify the vote or instructions of a particular stockholder to be held in confidence by the independent tabulators and inspectors of election and not disclosed to any other person, including our directors, officers, and employees. There are certain limited circumstances where this policy does not apply, including: (i) to allow the inspectors of election to certify the results; (ii) if a bona fide dispute exists regarding the authenticity of any proxy or ballot or the accuracy of any tabulation;
(iii) as necessary to meet legal requirements or to pursue or defend legal actions; (iv) when expressly authorized by a stockholder; or (v) in the event of any proxy contest or solicitation in opposition to or not in support of us. However, the policy permits disclosure of any comments or other information written on any proxy card or ballot without reference to the vote or instructions of the stockholder, except where included in, and necessary to an understanding of, that written material.

     Approval of each of the proposals brought before the annual meeting requires the affirmative vote of a majority of the shares of our common stock having the power to vote that are present, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will be counted as being present at the annual meeting for determining the presence of a quorum and will have the same effect as votes against each of the proposals. With respect to the election of directors, if you elect to "withhold authority" on your proxy with respect to all or some of the nominees, you will be counted as being present for the matter but not as voting "for" their election. Therefore, your proxy will have the same effect as a vote against those nominees.


                             ELECTION OF DIRECTORS

     Your Board currently has 18 members, each of whom also serves as a director of our wholly-owned subsidiary, The Dime Savings Bank of New York, FSB. Our bylaws provide that each of our directors must meet certain criteria for serving on the Board. Essentially, these criteria require that (i) he or she is not a director or member of management of a competing institution or a party to an agreement to represent the interests of a competing institution,
(ii) his or her service would not cause Dime Savings to become potentially liable with respect to deposits of another depository institution, and (iii) he or she has not been convicted of a crime or purposefully violated the banking laws. All of our current directors satisfy these criteria.

     Our Amended and Restated Certificate of Incorporation provides that your Board must be divided into three classes as nearly equal in number as possible. The members of each class generally hold office for a term of three years expiring at the third annual meeting following the annual meeting at which they were elected and until his or her successor has been elected and qualifies to serve. During 2000, Paul A. Qualben retired and the size of your Board was increased from 17 to 18, creating two vacancies. Two new members were added to fill these vacancies: Anthony P. Terracciano was appointed to the Class of 2001 and has been nominated for election at this annual meeting; and Howard H. Newman was appointed to the Class of 2003 and will continue in office until the annual meeting to be held at that time.

     At the 2000 annual meeting, the nominees for the Class of 2003 (each of whom was then a sitting director) were not re-elected because they did not receive the affirmative vote of more than a majority of the shares entitled to vote at that meeting. However, pursuant to the terms of our Certificate of Incorporation and bylaws, as well as Section 141(b) of the Delaware General Corporation Law, Mses. Virginia M. Kopp and Sally Hernandez-Pinero and Messrs.
J. Barclay Collins II, James F. Fulton and Lawrence J. Toal continue to serve as directors until their successors are elected and qualified. As a result, at this year's annual meeting we will have a total of 11 nominees--five of whom have been nominated for election to the Class of 2003 and six of whom have been nominated for election to the Class of 2004.

     The persons named as proxies in the enclosed proxy card intend to vote "for" the election of the persons listed below, unless you mark your proxy to "withhold authority" with respect to all of the nominees, identify specific nominees that you do not want to vote "for," or otherwise indicate that the proxy holders do not have authority to vote for one or more nominees. Should any of the listed persons withdraw or be unable to serve (which we do not expect) or should any other vacancy on the Board occur, it is the intention of the persons named in the enclosed proxy card to vote "for" the election of such persons as may be recommended to your Board by its Governance and Nominating Committee unless you "withhold authority" with respect to all nominees. If there are no substitute nominees, the size of your Board may be reduced.


BOARD OF DIRECTORS


     Set forth below are the names, ages (as of March 31, 2001), principal occupations, and length of service of each of the individuals nominated for election to your Board and each of the other directors who will continue to serve in office following the annual meeting.*


 NOMINEES TO THE CLASS OF 2003:


J. BARCLAY COLLINS II joined the Board in 1993. Mr. Collins, 56, has served as Executive Vice President and General Counsel of Amerada Hess Corporation, an oil and gas exploration company, since 1990 and as a director of that company since 1986.


JAMES F. FULTON joined the Board in 1981. Mr. Fulton, 70, has been President of
     Fulton + Partners, Inc., planning and design consultants, since 1966. Mr. Fulton has served as Chairman of the Board of Pratt Institute (an educational institution) since 1992.


VIRGINIA M. KOPP joined the Board in 1981. Mrs. Kopp, 71, is active in community affairs. From 1971 until 1989, Mrs. Kopp was involved in the retail industry, operating a business as co-owner and manager from 1983 until her retirement in 1989.


SALLY HERNANDEZ-PINERO joined the Board in 1994. Ms. Hernandez-Pinero, 48, has served as Senior Vice President for Corporate Affairs of The Related Companies, L.P., a low-income real estate syndicator and owner/manager of multi-family residential property, since 1999. From 1998 until she assumed her current position, Ms. Hernandez-Pinero served as a managing director of the Fannie Mae American Communities Fund. From 1994 until 1998, Ms. Hernandez-Pinero was of counsel to the law firm of Kalkines, Arky, Zall & Bernstein. She is a director of Consolidated Edison, Inc. (a public utility).


LAWRENCE J. TOAL joined the Board in 1991. Mr. Toal, 63, has served as our CEO and as Chairman of the Board and CEO of Dime Savings since January 1997. Mr. Toal served as our Chairman of the Board from April 1998 until July 2000. Additionally, he has been our President and Chief Operating Officer since our formation and President and Chief Operating Officer of Dime Savings since 1991. Mr. Toal is a director of TD Waterhouse Family of Funds, Inc. and TD Waterhouse Trust (each a registered investment company), SBLI USA Mutual Life Insurance Company and the Federal Home Loan Bank of New York.


 NOMINEES TO THE CLASS OF 2004:


FREDERICK C. CHEN joined the Board in 1988. Mr. Chen, 73, is retired from Peat
     Marwick Main & Co. (now KPMG LLP), a firm of certified public accountants, where he was a senior banking partner from 1966 to 1987. He is a trustee of HSBC Investor Funds (an investment company).


----------
* Periods of service include service as a member of the Board of Directors of Anchor Bancorp and/or the Board of Directors of Anchor Savings Bank FSB, and certain predecessor institutions, prior to the formation of Anchor Bancorp in 1991, as well as service as a member of the Board of Directors of Dime Savings prior to the formation of Dime Bancorp in 1994.

JAMES M. LARGE, JR. joined the Board in 1989. Mr. Large, 69, has been our
     Chairman Emeritus since April 1998. Prior to that date, Mr. Large, the former Chairman of the Board and CEO of Anchor, served as our Chairman of the Board from January 1995. He also served as our CEO and as Chairman of the Board and CEO of Dime Savings from January 1995 until his retirement at the end of 1996. Mr. Large is a director of Pax World High Yield Fund, Inc. (a diversified high yield fund).

JOHN MORNING joined the Board in 1979. Mr. Morning, 69, has been President of
     John Morning Design, Inc., a graphic design firm, since 1960. Mr. Morning is a trustee of The City University of New York, having been appointed to that position by Governor George E. Pataki in 1997.

EUGENE G. SCHULZ, JR. joined the Board in 1959. Mr. Schulz, 71, served as Vice
     Chairman and General Counsel of Anchor Savings prior to his retirement in 1989.

NORMAN R. SMITH joined the Board in 1993. Dr. Smith, 54, has served as
     President of Wagner College since 1988.

ANTHONY P. TERRACCIANO, 62, became our Chairman of the Board in July 2000. He served as President of First Union Corporation from 1996 until his retirement in 1998. Mr. Terracciano was Chairman of the Board, President and CEO of First Fidelity Bancorporation from 1990 to 1996. Mr. Terracciano is a director and Vice Chairman of the Board of American Water Works Company, Inc. (a utility companies holding company).


YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES TO THE CLASS OF 2003 AND THE CLASS OF 2004 SET FORTH ABOVE.


 CONTINUING DIRECTORS (CLASS OF 2002, EXCEPT MR. NEWMAN):

DERRICK D. CEPHAS joined the Board in 1994. Mr. Cephas, 49, has been a partner in the New York law firm of Cadwalader, Wickersham & Taft since 1994. Mr. Cephas is a director of D.E. Shaw & Co. (which serves as the direct or indirect general partner or manager of several privately-held securities and technology businesses, including registered broker-dealers and registered commodity pool operators).

RICHARD W. DALRYMPLE joined the Board in 1990. Mr. Dalrymple, 57, the former
     President and Chief Operating Officer of Anchor, has been President of Teamwork Management, Inc., an executive recruiting firm, since its formation in 1997. Mr. Dalrymple is a director of TD Waterhouse Family of Funds, Inc. and National Investors Cash Management Fund, Inc. (each a registered investment company).

FRED B. KOONS joined the Board in 1999. Mr. Koons, 56, currently holds the title of Senior Executive Advisor with us and our wholly-owned subsidiary, North American Mortgage Company, having served as our CEO, Mortgage Banking, from 1996 until 1999 and as CEO of North American from the time we acquired it in October 1997 until 1999. Prior to joining Dime, Mr. Koons was a consultant regarding our mortgage banking strategy.

MARGARET OSMER-MCQUADE joined the Board in 1980. Ms. Osmer-McQuade, 62, has served as President of Qualitas International, an international consulting firm, since 1993. Ms. Osmer-McQuade is a director of Riverside Capital International LLC (an asset management company).

HOWARD H. NEWMAN joined the Board in August 2000. Mr. Newman, 53, is Vice
     Chairman and Managing Director of E.M. Warburg, Pincus & Co., LLC, a global private equity investment firm, having been associated with Warburg Pincus since 1984 in various capacities. Mr. Newman is a director of ADVO, Inc. (a direct mail marketing firm), Cox Insurance Holdings Plc. (an insurance company), Eagle Family Foods Holdings, Inc. (a food manufacturing company), EEX Corporation (an oil and gas exploration company), Encore Acquisition Company (an oil and gas acquisition and development company), Newfield Exploration Company (an oil and gas exploration company) and Spinnaker Exploration Company (an oil and gas exploration company).


HOWARD SMITH joined the Board in 1965. Mr. Smith, 70, is Chairman of Virginia
     Dare Extract Co., Inc., a manufacturer of flavors, having served as President and CEO of that company from 1960 until 2001. He is the Chairman of each of Lutheran Medical Center, Augustana Lutheran Home and Health Plus, PHSP.


IRA T. WENDER joined the Board in 1992. Mr. Wender, 74, is the sole owner of Ira T. Wender, P.C., which has provided services as of counsel to the law firm of Patterson, Belknap, Webb & Tyler LLP since 1994. He is a director of REFAC (an intellectual property management company).


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     During 2000, your Board of Directors held a total of 20 meetings. Each of the directors during 2000 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees thereof on which he or she served. In addition to other committees, as of March 31, 2001 we had a Compensation Committee, an Audit Committee, and a Governance and Nominating Committee.


     The members of the Compensation Committee as of March 31, 2001 were Ira T. Wender (Chairperson), Derrick D. Cephas, J. Barclay Collins II, Margaret Osmer-McQuade, Howard Smith, Norman R. Smith and Anthony P. Terracciano. All of the committee members are outside directors (generally, directors who are not our employees) except for Mr. Terracciano. For 2000, the principal functions of the Compensation Committee included (a) establishing and reviewing a framework for the compensation of our executive officers, (b) approving awards under our stock incentive plans to officers and employees, (c) reviewing management's recommendations on employee compensation and benefits, (d) reviewing all on-going matters with respect to the Board's compensation, (e) jointly with the Governance and Nominating Committee, succession planning, and (f) reporting and making recommendations to the Board as to such matters. During 2000, the Compensation Committee held a total of 13 meetings.


     The members of the Audit Committee as of March 31, 2001 were Frederick C. Chen (Chairperson), James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero, Eugene G. Schulz, Jr. and Ira T. Wender, all of whom are independent directors, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. For 2000, the principal function of the Audit Committee was to assist the Board in its oversight of: (i) the fair presentation of our financial statements; (ii) our system of internal controls, including the financial reporting process; (iii) compliance with regulatory requirements; and
(iv) the independence and performance of our outside and internal auditors. A copy of the Audit Committee's charter is annexed to this document. During 2000, the Audit Committee held a total of six meetings.


     The members of the Governance and Nominating Committee as of March 31, 2001 were Margaret Osmer-McQuade (Chairperson), Derrick D. Cephas, J. Barclay Collins II, John Morning, Eugene G. Schulz, Jr., Norman R. Smith and Anthony P. Terracciano. All of the committee members are outside directors except for Mr. Terracciano. For 2000, the principal functions of the Governance and Nominating Committee included (a) considering and proposing candidates for election to the Board, (b) making recommendations to the Board to fill vacancies in Board membership, (c) jointly with the Compensation Committee, succession planning, and (d) reviewing and making recommendations to the Board on matters of corporate governance, such as the operations of the Board and the membership and structure of its committees. During 2000, the Governance and Nominating Committee held a total of three meetings.

NOMINATIONS FOR DIRECTOR


     Our bylaws provide that stockholders may make nominations for election to the Board of Directors by submitting them in writing to the Corporate Secretary, in the case of an election to be held at an annual meeting of stockholders, not less than 60 nor more than 90 days in advance of the anniversary of the date of the notice mailed to stockholders in connection with the previous year's annual meeting and, in the case of an election to be held at a special meeting of stockholders, not later than the seventh day following the day on which notice of such meeting is first given to stockholders. Under our bylaws, each submission must include:

     o the name and address of the stockholder who intends to make the nomination and of the potential nominee;

     o a representation that the stockholder is a holder of record of our common stock and intends to appear in person or by proxy at the meeting to nominate the potential nominee;

     o a statement of the number of shares owned by the stockholder, beneficially and of record;

     o a description of all arrangements or understandings between the stockholder and each potential nominee and any other person, pursuant to which the nomination is to be made by the stockholder;

     o all other information regarding each potential nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had he or she been nominated by the Board of Directors;

     o certification that each potential nominee meets the criteria for serving as a director set forth in our bylaws; and

     o the written consent of each potential nominee to serve as a director if elected.

     No stockholder nominations for election to the Board of Directors were submitted within this time period in connection with the annual meeting.



DIRECTOR COMPENSATION

     During 2000, outside directors were paid an annual retainer fee of $30,000. Outside directors were entitled to receive a fee of $1,500 for each meeting of our Board attended in person, $1,200 for each committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone conference in 2000. During 2000, the Chairperson of each of our standing committees received an annual fee of $4,000.

     Outside directors may choose to defer all or a portion of their cash compensation pursuant to a Deferred Compensation Plan. If an outside director defers his or her compensation, it will be payable at a later date (generally not less than three years after the year in which it would otherwise have been payable and not later than the later of the calendar quarter in which the director attains age 75 or the fourth quarter after the termination of service of the director) and, at that time, may be paid (pursuant to the director's election) in a lump sum, in installments, or converted to an annuity form. Payments may also be made in the event of certain changes in control or upon certain circumstances of financial hardship. (Different payout rules apply with respect to the payment of amounts deferred prior to August 1994.) During the period of the deferral, amounts deferred are credited with earnings based upon the director's election from among several different deemed investments, which currently include phantom units of our common stock. This phantom stock is valued based upon the end-of-the-month closing price of our common stock. A different valuation will apply in the event of a change in control.

     In addition, we have maintained a Retainer Continuation Plan for outside directors since 1988. The only current outside director participating in the Retainer Continuation Plan is Mrs. Kopp. This plan was amended in 1996 and, as a result, is no longer open to new directors. Under the Retainer Continuation Plan, participating outside directors are entitled to receive an annual benefit, payable for life commencing when they cease to serve on the Board, equal to the basic annual retainer paid to outside directors for the last calendar year in which they served on the Board. The amount of this benefit will be adjusted actuarially if a payment option other than a single life annuity is chosen, and if the director's death were to occur before benefit payments have begun, his or her beneficiary will be paid a benefit that is the actuarial equivalent of the benefit that would have been payable to the director. The total benefit to be payable to a director under the Retainer Continuation Plan will not be less, in the aggregate, than the present value of his or her benefit based on the amount accrued as of January 1, 1997, as described below.

     Each of our outside directors on January 1, 1997 who elected to have a lump sum amount that was determined to reflect the present value of his or her benefit under the Retainer Continuation Plan accrued as of January 1, 1997, as well as a 3.5% inflation factor, credited to and payable as a fully vested benefit under a special "Benefit Transfer Account" of the director Deferred Compensation Plan pursuant to the 1996 amendment of the Retainer Continuation Plan, will no longer receive any benefits under that plan. The amount credited to the Benefit Transfer Account for the outside director was required to be deemed invested in phantom units of our common stock until the earlier of the director's attaining age 73 or January 1, 1999. The value of the stock is based on the average closing price of our common stock during each trading day in the 12-month period preceding the valuation date. A similar 12-month average valuation period applies when determining the value of the phantom stock the first time a director directs that the amounts that were credited to the Benefit Transfer Account are no longer to be deemed invested in phantom stock. A different valuation will also apply in the event of a change in control. Payment of the credited amounts (and earnings thereon) can be made in a lump sum, in installments, or in the form of an annuity and will commence at the end of the quarter following the director's termination of service, unless the director elects a different commencement date.

     Under the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors, awards of options to purchase shares of our common stock, stock appreciation rights, rights to purchase shares of restricted stock, or deferred stock may be made to outside directors of our Board or the boards of directors of any of our eligible subsidiaries. As of March 31, 2001, 15 outside directors were eligible to participate in this plan. During 2000 and 2001, the outside directors were each awarded the right to purchase 2,000 shares of restricted stock at a price of $.01 per share under this plan. In addition, on January 25, 2001, Howard H. Newman was awarded a one-time grant after becoming an outside director of the right to purchase 1,000 shares of restricted stock at a price of $.01 per share and 3,000 options to purchase shares of our common stock at a price of $28.375 (the closing price of our common stock on that date). Mr. Newman's options, which have a fixed term of 11 years, will vest in equal installments on the first, second and third anniversaries of their grant date. Generally, shares of restricted stock purchased under this plan vest in three equal installments on the third, fourth, and fifth anniversaries of the date of grant. However, as a result of a hostile tender offer to acquire our common stock, a "terminating event" was deemed to have occurred under this plan in May 2000, and therefore, all of the restrictions on the shares of restricted stock that were purchased by the outside directors at or prior to that time lapsed.

     Agreement with Mr. Terracciano. Effective July 6, 2000, we entered into an employment agreement with Mr. Terracciano. Under this agreement, Mr. Terracciano will serve for three years as a director and our Chairman of the Board and will be responsible, in collaboration with Mr. Toal, for determining and executing our strategy. During the period of his employment, Mr. Terracciano is to receive an annual salary of at least $600,000 and will be entitled to certain perquisites, including a car and driver. In addition, pursuant to his agreement, Mr. Terracciano was awarded nonqualified options to purchase 500,000 shares of our common stock at a purchase price of $17.0625 per share (the closing price of our common stock on July 6, 2000), and was awarded the right to purchase 200,000 shares of restricted stock at a purchase price of $.01 per share. The options, which have a fixed term of 11 years, will vest, and restrictions on the restricted stock will lapse, in equal installments on the first, second and third anniversaries of their grant date if Mr. Terracciano remains employed by us, subject to earlier vesting if he dies or becomes disabled during the term of his agreement, or otherwise in accordance with the terms of the stock incentive plan under which they were granted. For 2000, Mr. Terracciano was awarded a bonus of $300,024, which included $225,000 in cash and the right to purchase 2,644 shares of restricted stock having a fair market value of $75,024.

     If Mr. Terracciano's employment is involuntarily terminated, other than for cause, or if he terminates his employment following (i) a diminution of his position, authority, duties or responsibilities, (ii) a requirement that he be based more than 35 miles from the New York metropolitan area, or (iii) certain other material breaches of his agreement, he will be entitled to a lump sum payment equal to his base salary for the then-remaining term of his agreement, and all of his then-unvested options and restricted stock will vest. Also, his agreement provides that, with a limited exception, if any payment to Mr. Terracciano would be subject to an excise tax under Section 4999 of the Internal Revenue Code, we will make an additional payment or payments so as to provide him with the amounts he would have received in the absence of the excise tax (and any related interest and penalties).

     Understanding with Mr. Large. During 2000, in connection with his services as Chairman Emeritus, Mr. Large received a retainer fee and meeting fees under the same terms as other outside directors plus a consulting fee of $8,334 per month. This consulting arrangement is reviewed periodically and may be adjusted as warranted in light of the time commitment required of Mr. Large in connection with the performance of the requested duties. Mr. Large's consulting services as Chairman Emeritus include significant time related to the conduct of our "goodwill" litigation against the federal government, as well as such other tasks as may reasonably be requested from time to time by Mr. Toal.

     Agreement with Mr. Koons. During 2000, as Senior Executive Advisor, Mr. Koons received compensation in the amount of $212,500 pursuant to the terms of his employment agreement, dated as of December 15, 1998 and amended on May 18, 2000. The term of Mr. Koons' agreement extends until June 30, 2002.

     Under the terms of his agreement, Mr. Koons has been required to devote gradually lesser amounts of time to his duties for periods following July 1, 1999, and he is also permitted to engage in certain other non-competitive activities. Mr. Koons' agreement provides that, for the period from January 1, 2000 through June 30, 2000, he received $125,000 and, for each of the 12-month periods thereafter, he will receive a salary at the rate of $175,000, in each case subject to increase on a per diem basis if he works for more than an agreed upon minimum number of days during the period.

     Pursuant to the terms of his agreement, Mr. Koons also participates in the Dime Bancorp, Inc. Supplemental Executive Retirement Plan ("SERP") (as described on page 18 of this document), with a pension goal of not less than 50% and other terms as specified in his SERP grant. Those terms include a calculation of SERP benefits based on his high 2-year average compensation. Mr. Koons is also provided with supplemental benefits to the extent he is otherwise unable, on account of his employment status, to participate in our Retirement Plan and Benefit Restoration Plan (with such benefits acting as an offset of his SERP benefit) and a supplemental payment to the extent he is otherwise unable, on account of such status, to participate in our 401(k) Plan and the related provisions of the Benefit Restoration Plan.

     In the event of his permanent disability, we will pay Mr. Koons his annual salary for up to one year, less the maximum benefit available under our disability insurance coverage, and will generally continue to provide him with certain benefits for the remaining term of the agreement. If Mr. Koons' employment is terminated without cause, we will pay him a lump sum equal to his aggregate salary payable for the remaining term of his agreement (assuming he works the minimum number of agreed-upon days set forth in his agreement), as well as generally continue certain benefits for that remaining term. Mr. Koons has the right under his agreement to treat any relocation of his principal place of business more than 75 miles from Tampa as a termination without cause, provided that he makes this election within 30 days of the relocation. Under his agreement, to the extent permitted by the relevant plan, upon an involuntary termination of his employment (other than for cause), or a termination upon a relocation treated as an involuntary termination without cause, grants of options and restricted stock previously made to Mr. Koons generally will vest. Upon an involuntary termination without cause, to the extent permitted, options will remain exercisable by Mr. Koons for their remaining terms. (An Agreement Regarding Initial Employment Terms with Mr. Koons, dated

December 2, 1996, as amended, provides for exercisability for the full remaining term of the options promised in that agreement for grant during the first two years of his employment in the event of any termination of his employment other than for cause.)

     Mr. Koons' agreement provides for enhanced severance benefits following a change in control (defined in the same manner as under Mr. Toal's agreement on page 20 of this document). Those benefits will be payable if, after a covered change in control, Mr. Koons' employment is terminated (other than for cause), or if Mr. Koons terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (not otherwise contemplated by his agreement) or a material downgrading of his duties or responsibilities from those contemplated under his agreement. In either of those events, Mr. Koons would be entitled to payment equal to three times his annual salary (assuming for these purposes that he works the minimum number of agreed upon full-time equivalent days during any of the periods set forth in his agreement) and continuation of all life, disability, medical and dental insurance coverage for the remaining term of his agreement, subject to certain conditions. Mr. Koons' agreement also would then provide for continued exercisability of all his vested options for the remainder of their terms, and immediate vesting of all restricted stock and non-vested options held by him, and continued exercisability of such options for the remainder of their terms, as if there had not been such a termination of service upon the change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Koons will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under our 401(k) Plan and the related provisions of the Benefit Restoration Plan.


AUDIT COMMITTEE REPORT

     The following report of our Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to those rules and regulations, this report shall not be deemed "soliciting material," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of
Section 18 of the Securities Exchange Act of 1934, as amended.

     The Audit Committee assists the Board of Directors in its oversight of Dime's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     Management has represented to the Audit Committee that Dime's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, certified public accountants and Dime's independent auditors. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

     In addition, the Audit Committee has discussed with KPMG its independence from Dime and Dime's management, and has received the written disclosures and the letter from KPMG that are required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Dime's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

                                        AUDIT COMMITTEE:
                                           FREDERICK C. CHEN, CHAIRMAN
                                           JAMES F. FULTON
                                           VIRGINIA M. KOPP
                                           SALLY HERNANDEZ-PINERO
                                           EUGENE G. SCHULZ, JR.
                                           IRA T. WENDER

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2000, the primary responsibility for determining the compensation of Dime's executive officers was held by the Compensation Committee, subject to review and appropriate approval by the Board of Directors.

     Principles. For 2000, the Compensation Committee's guiding principles for its compensation program reflect the same objectives as had been set in prior years: (1) to enable Dime to recruit and retain the highest quality executive talent available to it; and (2) to motivate Dime's executives to achieve and sustain a superior level of corporate performance, since consistently superior performance will result in superior returns to stockholders. Recruitment and retention objectives are addressed by providing total compensation opportunities that are competitive relative to the market within which Dime competes for talent. In that regard, Dime recognizes that its own growth in recent years and its expanded emphasis on commercial banking activities, as well as the enormous changes taking place within the banking industry and the increasing competition from other segments of the financial services industry, have significantly broadened the range of institutions with which it can--and must--compete for talent. Thus, the Compensation Committee believes that an important component of its guiding principles must also be frequent monitoring of competitive practices and an openness to adapting Dime's compensation practices to meet changing conditions within the broad financial services industry and to foster Dime's objectives of increasing its commercial banking orientation.

     While operating within a competitive framework, the Compensation Committee pursues its motivational objectives by giving emphasis to those components of the total compensation package that reward performance, in order to reinforce the linkage of rewards with the achievement of business results and, ultimately, with the financial interests of stockholders. Thus, while the principal components of compensation (base salary, annual incentive and long-term incentive), as well as benefits, are generally set at or near competitive levels, emphasis is placed on variable pay, with the intention that total actual pay be aligned with performance relative to Dime's short- and long-term objectives. The effect of this pay-for-performance orientation should be that truly superior performance will result in total compensation that exceeds the median total compensation range of the comparative group, while mediocre performance will result in total compensation that is less than the median range of that group. In particular, as the ultimate measure of performance is return to stockholders, the compensation program, particularly for more senior executives, should be designed to ensure that management has a substantial proprietary financial interest in the return realized by stockholders.

     Practices. Because of the scope and complexity of Dime's activities in a rapidly changing financial services industry, it is imperative that Dime attract, retain and motivate the most qualified and talented executives available to it. Dime competes for executives with a variety of financial services companies, including commercial banks and other institutional lenders, large thrifts, mortgage banking companies and investment banking firms. The Compensation Committee, based in part on a thorough analysis of Dime's executive compensation levels by independent outside compensation consultants and assisted by third-party data collection and analysis, annually reviews Dime's executive compensation practices within the framework discussed above and compares them with the executive compensation practices of other financial services companies with which Dime competes for executive talent.

     At the time the Compensation Committee undertook its annual review of executive compensation for the purpose of setting compensation levels for 2000, Dime was in the process of integration planning for its pending merger of equals with Hudson United Bancorp, which if completed would have created a significantly larger, more commercial banking-oriented institution. The Compensation Committee's review and decisions in setting compensation levels for the year 2000, described below, took into account the planning that had already taken place to integrate Hudson and Dime, as well as Dime's continuing transition to a more commercial bank-like business model. (Subsequently, the Hudson merger agreement was terminated. Other events, including North Fork's unsuccessful hostile tender offer, also had certain effects on Dime's compensation of its senior executives, as described below.)

     For 2000, as in prior years, Dime's independent compensation consultants analyzed publicly reported senior management compensation at a peer group of institutions (both thrifts and banks) throughout the country. For 2000, this group was expanded to 33 institutions (from 13 for 1999), with median assets of $25.8 billion, and was intended to reflect the then-anticipated merger with Hudson. This data was then adjusted upward to reflect the generally higher cash compensation levels in the New York City metropolitan area. The independent consultants also assessed publicly reported compensation at ten money-center/superregional banks (expanded from five such New York-based institutions for 1999). This data was then adjusted downward to reflect the greater scope of responsibilities for executives at the money-center/superregional institutions. In addition, published survey data was analyzed, including information on financial services companies comparable in asset size to the peer group and to the money-center/superregional bank group (adjusted on the same basis described above), and a functional matching approach was used to compare each of the executive positions at Dime to the market-surveyed positions based on similarity of responsibilities, with appropriate adjustments being made as necessary to reflect any differences in these responsibilities. All data analyzed was, if necessary, adjusted upward to take into account any time differential from the periods for which the data was reported. For the Dime senior executives listed in the Summary Compensation Table, this information generated several data points:

     o organization level comparisons with the publicly reported data for the five most highly compensated executives in each of the peer group and the money-center/superregional bank group;

     o comparisons based on the functional matching approach to executives in each of the peer group and money-center/superregional bank group; and

     o a market composite comparison, based on the average of the median data points for each of these market comparisons.

The information from these analyses then provided the starting point for the Compensation Committee's approach to fixing the principal components of executive compensation for 2000, with primary emphasis being placed on the market composite data.

     With respect to base salaries, the foregoing analysis showed that the base salaries of most of Dime's senior officers were slightly below the market composite level. For 2000, salaries for Dime's executive officers (other than Mr. Toal) were adjusted upward by, on average, approximately 6%, with these increases generally placing them slightly above the market composite level described above. For 2000, consistent with these increases, as well as with the increase in his responsibilities generated by the then-pending merger, the annual salary for Mr. Toal, the Chief Executive Officer, was increased by 9% to $900,000, which placed him approximately 8% above the market composite level.

     With respect to incentives, and as described above, a fundamental tenet of Dime's incentive compensation philosophy is to reward performance based primarily on objective standards. Short-term incentives are geared to the accomplishment of Dime's key annual business plan objectives.

     For 2000, annual incentives were awarded to senior officers under Dime's stockholder-approved Senior Officer Incentive Plan. Under this plan, for a given performance period (usually a calendar year), the Compensation Committee during the first 90 days of the performance period designates officers who are eligible to participate and specifies one or more levels of performance goals to be achieved during that performance period. These performance goals must be based upon one or more of earnings per share, return on equity and return on assets. The Compensation Committee also establishes individual target incentive opportunities for each participating officer, as well as a preset formula for determining the manner in which incentive levels vary with the level of the performance goals reached. The amounts that would otherwise be payable under the plan based on the level of performance goals reached may then be decreased, but not increased, in the discretion of the Compensation Committee. This plan is intended to qualify awards payable thereunder as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code, thereby ensuring full deductibility of compensation payable under the plan to any executive officers whose total compensation may exceed $1 million. Awards under the plan may be paid, in the Compensation Committee's discretion, in cash, as stock-based awards or as a combination thereof.

     For 2000, all of the executive officers named in the Summary Compensation Table were designated as participants in the Senior Officer Incentive Plan. Performance goals for 2000, as for 1999, were based on the greater of Dime's earnings per share or adjusted earnings per share (such an adjustment would generally eliminate any extraordinary items, as determined in accordance with generally accepted accounting principles, certain restructuring charges and charges relating to discontinued operations, any profit or loss attributable to business operations of an entity acquired by Dime during the performance period, and any goodwill expense attributable to such acquired entity, that would otherwise be taken into account in determining earnings per share). Depending on the level of performance goal achieved, a participant's incentive award could range between 0 and 200% of his or her individual target incentive (subject to a maximum annual individual award limit with respect to awards under the Senior Officer Incentive Plan of $1,500,000).

     In order to assist the Compensation Committee in setting individual target incentives, Dime's independent compensation consultants analyzed the same sources as discussed above with respect to the determination of annual salaries, using for comparison purposes annual incentives as a percentage of base salary. This analysis showed that individual targets for plan participants were on average above the median of the peer group, although generally substantially below the median of the money-center/superregional bank group as well as the market composite level. In light of this disparity, the Compensation Committee determined that incentive targets should generally be increased so as to improve competitiveness versus the market composite. Accordingly, for 2000, incentive targets for senior officers were generally increased by 25% over the prior year's levels, with adjustments being made based on an assessment of each individual's position. For 2000, Mr. Toal's target incentive under the plan was increased from 100% to 125% of his annual salary. This percentage, which was determined on a basis consistent with the decision to increase plan participant target incentive opportunities generally, nevertheless remained well below the comparative market composite level of 177%.

     For 2000, Dime's earnings per share exceeded the performance goals under the plan, and participants qualified for award opportunities of 200% of target incentive amount (subject to maximum award limits under the plan). In then considering whether and to what extent to use its discretion to reduce the incentives for which the participants in the Senior Officer Incentive Plan were otherwise eligible, the Compensation Committee reviewed a number of factors, including Dime's significant operating achievements during a year in which management and the institution as a whole had been subjected to considerable pressures and distractions as a result both of the planning process and organizational adjustments, already well under way, for a merger of equals that did not take place and of the efforts necessary to respond to the hostile tender offer, as well as undertaking a thorough strategic review of Dime's business. These operating achievements included four consecutive quarters of increased operating earnings and significant progress in increasing the levels of non-residential loans. In addition, the Compensation Committee noted the very significant increase during the year in the per-share value of Dime's common stock, particularly as compared with the hostile tender offer price. In the view of the Compensation Committee, a major factor in this increase was management's success in attracting a strategic partner that was willing to make a substantial financial commitment to Dime, based on its confidence in management's ability to achieve Dime's strategic business goals and to create greater stockholder returns by continuing to operate the institution independently than by acceding to the hostile tender offer.

     After weighing these and other relevant factors, the Compensation Committee concluded that, while management deserved to be rewarded for having successfully kept its focus on achieving its earnings targets despite the considerable distractions during 2000, the Compensation Committee's discretion to decrease awards should continue to be used, as in previous years, to adjust award levels in a manner consistent with its overall view of management's achievement across the broad spectrum of Dime's short- and long-term goals, rather than relying entirely on one, albeit important, performance goal. Accordingly, awards were generally set at 130% of individual targets, subject to adjustments based on individual performance and other relevant factors. In the case of Mr. Toal, his actual award, based on the Compensation Committee's overall view of management's accomplishments, as described above, was $1,462,500, or 130% of his target bonus of $1,125,000. The Compensation Committee also determined that, in order to encourage retention and a focus on aligning the executives' interests with those of stockholders, in most cases 75% of the total incentive award for 2000 should be paid in cash and the remaining 25% should be paid in the form of restricted stock. These shares of restricted stock (valued based on Dime's closing stock price on the date of award) are scheduled to vest in full three years from the award date, and are otherwise subject to the same terms and conditions applicable to the restricted stock described below.

     Long-term incentives are provided in the form of stock and stock-based grants. The Compensation Committee uses an equity stake approach, which seeks to establish a desirable level of equity participation for senior executives, expressed as a percentage of Dime's common stock outstanding that is to be subject to annual grants, with the appropriate percentage of Dime's common stock to be subject to such grants being determined by reference to competitive practices. For 2000, the independent compensation consultants recommended that this equity stake approach be modified to recognize that many peer group institutions are currently providing long-term incentive compensation through multiple vehicles, including not only stock options but also restricted shares and performance shares. In formulating their recommendation, they analyzed the beneficial ownership of equity among Dime's senior executives as compared with the peer group, which showed that the Dime executives surveyed (including Mr.
Toal) had beneficial ownership levels that were generally well below the peer group median level. They also analyzed previous publicly reported equity grants, as a percentage of total common shares outstanding, made by peer group institutions to their five most highly compensated executives. The independent consultants also analyzed the value of long-term incentive compensation grants at peer group institutions, annualized over a three year period. Their analyses showed that Dime's 1999 stock option grants, for the executives listed in the Summary Compensation Table, had been significantly below peer group median equity grant levels. The peer group long-term incentive valuation was converted into an equivalent number of Dime options (valued based on the same average Black-Scholes value as used for the peer group analysis), and averaged with the results of the equity stake comparison described above to arrive at recommended option grant guidelines.

     For 2000, based on this review and the independent consultants' recommendations, the Compensation Committee took several actions with respect to long-term incentive awards. First, it increased stock option grant guidelines from those used in 1999 by approximately 25% overall (with adjustments being made to individual grants based on considerations that included individual performance and experience level). Grants were then generally made 70% in the form of non-qualified options to purchase Dime's common stock and 30% in the form of restricted stock. The non-qualified options were scheduled to vest over a three year period, subject to accelerated vesting in certain circumstances, including upon a change in control (other than the merger with Hudson) and at retirement, have expiration dates 11 years from the date of grant and have exercise prices equal to the fair market value per share of Dime's common stock on the date of grant, which was deemed to be the closing price of such stock on the NYSE on that date. The number of shares of restricted stock was determined by first calculating a number of shares equal to 30% of the total option grant suggested under the guidelines (as adjusted on an individual basis) and then multiplying this number by the peer group average Black-Scholes value of 35% to arrive at an equivalent number of restricted shares. In January 2000, Mr. Toal received non-qualified options to purchase 105,000 shares of Dime's common stock at fair market value on the date of grant and 15,750 shares of restricted stock. This award, which was equivalent to a grant of 150,000 options under the methodology adopted by the Compensation Committee as described above, represented an increase over the 120,000 non-qualified options awarded to Mr. Toal in 1999, but was consistent with the overall approach taken by the Compensation Committee in increasing the size of awards for 2000.

     The awards of restricted stock described above consisted of the right to purchase, for $.01 per share, shares of restricted stock, all of which were scheduled to vest on the third anniversary of their issuance, subject to accelerated vesting in certain specified circumstances, including upon the happening of certain events intended to result in a change in control of Dime (other than the merger with Hudson), and at retirement.

     In addition, also as recommended by the independent compensation consultants, the Compensation Committee in January 2000 determined that, in order to foster retention, and consistent with its objective of aligning executives' interests with those of stockholders, it would provide a one-time grant of restricted stock, under which senior executives would receive an award equal in value (based on the closing price of Dime's common stock at the date of grant) to his or her salary plus target annual incentive for 2000. As a part of this one-time grant, Mr. Toal received 144,000 shares of restricted stock, based on his target total cash compensation for 2000 of $2,025,000. These one-time grants to Mr. Toal and other senior executives were originally scheduled to vest on the fifth anniversary of their grant, and were otherwise subject to the same terms and conditions as the long-term incentive awards of restricted stock described above.

     Also, although not an aspect of cash or incentive compensation, Dime seeks to attract and retain executives by providing a variety of benefit plans and programs generally designed to be competitive with those provided by other financial services companies. See "Executive Compensation" for a summary of these plans and programs as currently in effect.

     The Compensation Committee's policy has been to structure executive compensation in a time and manner intended to limit the likelihood that current compensation will exceed the limits for deductibility prescribed by Section 162(m) of the Internal Revenue Code. In furtherance of this policy, Dime adopted, with stockholder approval, the Senior Officer Incentive Plan, under which incentive awards to senior officers are made in a manner intended to qualify them for full deductibility under the Internal Revenue Code. However, the Compensation Committee has retained discretion to make exceptions to this policy, and in determining whether to do so the Compensation Committee has previously stated that it would consider a number of factors, including the tax position of Dime, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances. During 2000, such an unforeseeable change in circumstances occurred. Under the terms of Dime's stock incentive plans, North Fork's hostile tender offer resulted in the unanticipated vesting of restricted stock previously granted (as well as of previously unvested options). The value of this restricted stock (generally based on the price of Dime's common stock at the date of vesting) is includable in computing compensation that is subject to the limits for deductibility prescribed by Section 162(m). In the case of several senior officers (including Mr. Toal), this amount of compensation itself exceeded these deductibility limits and could not then be structured in such a way as to preserve deductibility. Furthermore, these circumstances created a situation in which salary and other compensation that would become payable subsequent to the vesting of the restricted stock would as a result also exceed the deductibility limits under Section 162(m) (although payments under the Senior Officer Incentive Plan would continue to be fully deductible). After carefully reviewing this situation, and the possible alternatives, the Compensation Committee determined that in light of these unusual circumstances it would suspend the operation of its Section 162(m) policy for the balance of the year 2000, with such policy to be re-implemented for 2001. The net cost to Dime for 2000 of the loss of tax deductions with respect to compensation that exceeded the limits of Section 162(m) was approximately $2.5 million.

     Finally, in determining compensation levels and targets within the framework discussed above, the Compensation Committee takes into full account applicable regulatory restrictions on the compensation of executive officers.

     Executive compensation is a constantly evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practice, that may affect either its compensation philosophy or its practices. Accordingly, the Compensation Committee at all times reserves the right to alter its approach in response to changing conditions. The Compensation

Committee is also aware that the unusual events affecting Dime in 2000, and the resulting period of uncertainty about Dime's future direction, have made it at the same time both more imperative, and more difficult, for Dime to attract and retain high quality managers, and that these issues must be addressed in compensation planning, as a part of the ongoing review necessary to assure that Dime's compensation practices continue to reinforce its strategic objectives.

                                        COMPENSATION COMMITTEE:
                                           IRA T. WENDER, CHAIRMAN
                                           DERRICK D. CEPHAS
                                           J. BARCLAY COLLINS II
                                           MARGARET OSMER-McQUADE
                                           HOWARD SMITH
                                           NORMAN R. SMITH
                                           ANTHONY P. TERRACCIANO


EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended December 31, 2000, 1999 and 1998 of those persons who were, at December 31, 2000, (a) our CEO and (b) our other four most highly compensated executive officers (collectively with the CEO, the "named executive officers").


                          SUMMARY COMPENSATION TABLE




                                                                                              LONG-TERM
                                                   ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                      ---------------------------------------------- ---------------------------
                                                                           OTHER      RESTRICTED    SECURITIES
                                                                          ANNUAL         STOCK      UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION   YEAR     SALARY         BONUS(1)       COMPENSATION    AWARDS(2)   OPTIONS/SARS   COMPENSATION(3)
------------------------------ ------ ----------- ------------------- -------------- ------------ -------------- ----------------
Lawrence J. Toal ............. 2000    $900,000      $ 1,462,629(4)       $3,572      $2,244,887     105,000         $ 59,688
 CEO                           1999     825,000        1,125,000               0               0     120,000           48,321
                               1998     750,000        1,204,810(5)        5,617       1,631,070      94,800          164,581
Anthony R. Burriesci ......... 2000     425,000          525,041(6)        3,012         916,223      42,000           28,015
 CFO                           1999     400,000          479,683           3,070               0      40,000           23,002
                               1998     375,000          401,620(7)        4,666         699,840      36,700           56,769
Richard A. Mirro ............. 2000     425,000          525,041(8)        2,087         937,302      42,000           27,588
 CEO, Mortgage Banking         1999     400,000          400,000           2,087               0      40,000           25,375
                               1998     375,000          502,310(9)        3,696          62,226      36,700           20,125
Peyton R. Patterson .......... 2000     340,000          310,021(10)       3,012         660,819      31,500           21,891
 General Manager,              1999     325,000          303,747           3,070               0      30,000           18,869
 Consumer Financial            1998     275,000          201,040(11)       4,876         441,180      24,600           49,312
 Services
D. James Daras ............... 2000     340,000          275,031(12)       3,572         627,093      31,500           21,565
 Treasurer                     1999     325,000          225,000           3,070               0      32,500           18,868
                               1998     300,000          226,270(13)       5,144         485,190      30,600           53,847

----------
(1) Bonuses are reported in the year that the named executive officer rendered the services to which the bonus relates, even though the amounts shown may actually be paid to the named executive officer in a subsequent year.

(2) In January 2000, each of the named executive officers was awarded two separate grants of the right to purchase restricted stock, one an annual long-term compensation award and one a retention award in connection with the then-pending merger with Hudson United. The number of compensation-based and retention-based shares awarded to each of the named executive officers were, respectively, as follows: Lawrence J. Toal, 15,750 shares and 144,000 shares; Anthony R. Burriesci, 6,300 shares and 58,900 shares; Richard A. Mirro, 6,300 shares and 60,400 shares; Peyton R. Patterson, 4,725 shares and 42,300 shares; and D. James Daras, 4,725 shares and 39,900 shares. The compensation-based shares were scheduled to vest in their entirety in January 2003 and the retention-based shares were scheduled to vest in their entirety in January 2005. However, as a result of a hostile tender offer to acquire our common stock, a "terminating event" was deemed to have occurred in May 2000 under the terms of the stock incentive plan pursuant to which the shares of restricted stock were purchased by the named executive officers. Therefore, under the terms of the plan, all of the restrictions on the shares purchased at or prior to that time lapsed, and as a result, none of the named executive officers held any shares of restricted stock at December 31, 2000. Dividends are paid, and other distributions made, on all shares of restricted stock to the same extent that dividends are declared and paid, or other distributions are made, on shares of our common stock in general, provided such shares of restricted stock are held on the record date determined for the payment of dividends, or the making of other distributions, if any, on our common stock.

(3) For the year ended December 31, 2000, the amounts set forth reflect matching and supplemental allocations by us on behalf of each of the named executive officers under certain defined contribution plans and arrangements.

(4) The amount shown represents an incentive bonus for 2000, consisting of $1,096,875 and the fair market value of 12,890 shares of restricted stock.


(5) The amount shown represents an incentive bonus for 1998 of $1,200,000 and a cash award equal to the purchase price of 4,810 shares of restricted stock.

(6) The amount shown represents an incentive bonus for 2000, consisting of $393,750 and the fair market value of 4,627 shares of restricted stock.

(7) The amount shown represents an incentive bonus for 1998 of $400,000 and a cash award equal to the purchase price of 1,620 shares of restricted stock.

(8) The amount shown represents an incentive bonus for 2000, consisting of $393,750 and the fair market value of 4,627 shares of restricted stock.

(9) The amount shown represents an incentive bonus for 1998 of $500,000 and a cash award equal to the purchase price of 2,310 shares of restricted stock.

(10) The amount shown represents an incentive bonus for 2000, consisting of $232,500 and the fair market value of 2,732 shares of restricted stock.

(11) The amount shown represents an incentive bonus for 1998 of $200,000 and a cash award equal to the purchase price of 1,040 shares of restricted stock.

(12) The amount shown represents an incentive bonus for 2000, consisting of $206,250 and the fair market value of 2,424 shares of restricted stock.

(13) The amount shown represents an incentive bonus for 1998 of $225,000 and a cash award equal to the purchase price of 1,270 shares of restricted stock.


     The following table contains information concerning the grant of options to purchase shares of our common stock and limited tandem stock appreciation rights ("SARs") to the named executive officers during the year ended December 31, 2000.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                                           INDIVIDUAL GRANTS
                               --------------------------------------------------------------------------
                                  NUMBER OF      % OF TOTAL
                                 SECURITIES     OPTIONS/SARS
                                 UNDERLYING      GRANTED TO     EXERCISE OR                  GRANT DATE
                                OPTIONS/SARS    EMPLOYEES IN     BASE PRICE   EXPIRATION      PRESENT
NAME                             GRANTED(1)    FISCAL YEAR(2)      ($/SH)        DATE      VALUE($)(3)(4)
------------------------------ -------------- ---------------- ------------- ------------ ---------------
Lawrence J. Toal .............    105,000            6.59%      $  14.0625   1/28/11          $720,563
Anthony R. Burriesci .........     42,000            2.64          14.0625   1/28/11           288,225
Richard A. Mirro .............     42,000            2.64          14.0625   1/28/11           288,225
Peyton R. Patterson ..........     31,500            1.98          14.0625   1/28/11           216,169
D. James Daras ...............     31,500            1.98          14.0625   1/28/11           216,169

----------
(1) The options shown were scheduled to become exercisable at a rate of one-third per year commencing one year from the date of the grant. However, as a result of a hostile tender offer to acquire our common stock, a "terminating event" was deemed to have occurred in May 2000 under the terms of the stock incentive plan pursuant to which these options were granted. Therefore, under the terms of this plan, all of these options became fully exercisable at that time. All of the awards reflected in the table consisted of options with limited tandem SARs. The tandem SARs shown are only exercisable within the 60-day period following the occurrence of certain specified changes in ownership or control and are payable on the basis of the highest price paid for the shares of our common stock during the 90-day period ending on the day of the change in ownership or control.

(2) The percentage set forth in this column reflects the relationship between the number of options (with limited tandem SARs) granted to the named executive officer and the number of options (whether or not with limited tandem SARs) granted to all employees in the fiscal year.

(3) The estimated value shown, which was determined by application of the Black-Scholes option pricing model, was developed solely for purposes of comparative disclosure in accordance with the regulations of the SEC and does not necessarily reflect our view of the appropriate value or methodology for purposes of financial reporting. Use of this model should not be viewed in any way as a forecast of the future performance of our common stock, volatility or dividend policy. No adjustments have been made for forfeitures or non-transferability.

(4) The estimated present value of the options shown is based upon historical experience and for the options granted to each of the named executive officers is $6.8625 per share using the following assumptions:


     Volatility calculated over 180 trading days prior to the date of grant:
     0.34928;


     Risk-Free Rate of Return, representing the interest rate on a United States Treasury security with a maturity date corresponding to the term of the options: 6.76%;


     Dividend Yield for each of the options granted: 1.707%; and


     Time of Exercise for all options shown: 11 years.


     The following table sets forth information with respect to exercised options during 2000, as well as the aggregate number of unexercised options to purchase our common stock granted in all years to the named executive officers and held by them as of December 31, 2000 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price of such option and the fair market value of our common stock) as of December 31, 2000. We have not granted any freestanding SARs to the named executive officers.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES(1)




                                                                  NUMBER OF
                                                                  SECURITIES            VALUE OF
                                                                  UNDERLYING           UNEXERCISED
                                                                 UNEXERCISED          IN-THE-MONEY
                                                               OPTIONS/SARS AT       OPTIONS/SARS AT
                                                              DECEMBER 31, 2000     DECEMBER 31, 2000
                                                             -------------------   ------------------
                                     SHARES
                                    ACQUIRED       VALUE         EXERCISABLE/         EXERCISABLE/
NAME                              ON EXERCISE     REALIZED      UNEXERCISABLE         UNEXERCISABLE
------------------------------   -------------   ---------   -------------------   ------------------
Lawrence J. Toal .............        0              $0           762,858/0           $11,949,017/0
Anthony R. Burriesci .........        0               0           208,700/0             2,006,469/0
Richard A. Mirro .............        0               0           173,200/0             1,724,981/0
Peyton R. Patterson ..........        0               0            96,767/0               836,067/0
D. James Daras ...............        0               0           207,565/0             2,938,088/0

----------
(1) As a result of a hostile tender offer to acquire our common stock, a "terminating event" was deemed to have occurred in May 2000 under the terms of the stock incentive plans pursuant to which these options were granted, and therefore all of the previously unexercisable options became exercisable at that time. As a result, none of the named executive officers held any unexercisable options/SARs at December 31, 2000.

     The following table shows the estimated annual pension benefits payable to a covered member at normal retirement age (age 65) under our Retirement Plan and Benefit Restoration Plan based on compensation covered under the plans and years of creditable service.


                              PENSION PLAN TABLE




                                        YEARS OF CREDITABLE SERVICE
                       --------------------------------------------------------------
REMUNERATION            15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
--------------------   ----------   ----------   ----------   ----------   ----------
$  125,000..........   $32,813      $43,750      $54,688      $65,625      $75,000
   150,000 .........    39,375       52,500       65,625       78,750       90,000
   175,000 .........    45,938       61,250       76,563       91,875      105,000
   200,000 .........    52,500       70,000       87,500      105,000      120,000
   225,000 .........    59,063       78,750       98,438      118,125      135,000
   250,000 .........    65,625       87,500      109,375      131,250      150,000
   300,000 .........    78,750      105,000      131,250      157,500      180,000
   350,000 .........    91,875      122,500      153,125      183,750      210,000
   400,000 .........   105,000      140,000      175,000      210,000      240,000
   450,000 .........   118,125      157,500      196,875      236,250      270,000
   500,000 .........   131,250      175,000      218,750      262,500      300,000
   600,000 .........   157,500      210,000      262,500      315,000      360,000
   700,000 .........   183,750      245,000      306,250      367,500      420,000
   800,000 .........   210,000      280,000      350,000      420,000      480,000
   900,000 .........   236,250      315,000      393,750      472,500      540,000
 1,000,000 .........   262,500      350,000      437,500      525,000      600,000
 1,100,000 .........   288,750      385,000      481,250      577,500      660,000

     A member's compensation covered by the plans is the product of 12 times his or her average monthly compensation for the 36 consecutive months of service during which his or her compensation was the highest or, if his or her service is less than 36 months, then for the entire period of service. For these purposes, covered compensation for the named executive officers includes salary reported in the Summary Compensation Table. The benefit levels set forth in the Pension Plan Table are based on the years of creditable service shown in the table, continued existence of the plans without material change, and payment of benefits in the form of a single life annuity (rather than in other available forms). The benefits listed in the Pension Plan Table are not subject to any reduction for Social Security contributions or benefits or any other offset (although certain minimum benefits provided under the plans with respect to certain prior service are subject to a deduction measured by Social Security benefits, or by an offset with respect to compensation earned that is not in excess of Social Security covered compensation). However, such benefits reflect the application of the maximum benefit limit under the plans of 60% of covered compensation. The Benefit Restoration Plan provides benefits that would otherwise be denied a member because of certain limitations on benefits under the Retirement Plan imposed by the Internal Revenue Code. Participants in the Benefit Restoration Plan may invest in, among other things, phantom units of our common stock. Phantom stock held under the Benefit Restoration Plan is valued daily based upon the closing price of our common stock.

     We also maintain the SERP, which provides for an annual benefit equal to a pension goal percentage (between 30% and 60%) multiplied by "average compensation" (as defined) payable over the life of each SERP participant after his or her retirement at or after age 65 or, in certain instances, a reduced 50% or 100% joint and survivor annuity form of benefit. Additional forms of benefit, including a lump sum, as well as 5-, 10-, or 15-year-certain life annuities, are available, and the Compensation Committee generally can direct that an actuarially equivalent lump sum be paid at termination of service in lieu of an annuity. For these purposes, unless otherwise provided by the Compensation Committee within the SERP's parameters, average compensation is the highest average annual base salary and certain other taxable cash-based compensation (other than sign-on bonus, grants of common stock or rights to purchase common stock, or other amounts paid in connection with grants of rights to purchase restricted stock) earned over three consecutive years out of the participant's last ten years of employment (or such other period designated by the Compensation Committee), with incentive compensation deemed allocated and paid over the period over which it was earned. The Compensation Committee has provided that restricted stock awards (valued at the date of grant) made as part of bonuses under the Senior Officer Incentive Plan for the year 2000 will be included in average compensation for SERP purposes. The SERP benefit is offset by other retirement benefits provided under our qualified defined benefit plans (such as the Retirement Plan), as well as the Benefit Restoration Plan and other contractual benefits to the extent they relate to the benefits under a qualified defined benefit plan. The SERP provides that benefits may commence, in a reduced amount, if the participant terminates service before age 65 but, unless the Compensation Committee directs otherwise, no earlier than age 55. The SERP also provides for a death benefit to be paid to a participant's surviving spouse or minor children in the event that he or she dies prior to the start of benefits under the SERP. Death benefits will not commence to be paid until the month that the participant would have attained age 55 had he or she lived. Benefits under the SERP generally vest based on the period of employment by the participant, with partial vesting after five years, increasing to full vesting after ten years. The SERP counts service both before and during SERP participation for these purposes. Accelerated vesting applies in the event of specified terminations of employment after certain change in control events and the Compensation Committee can alter the vesting schedule (but with limits on such alteration rights upon a change in control). Except with respect to vesting rights, and except to the extent that compensation considered under the SERP may increase over a period of time, the SERP benefit does not increase based on years of service.


     Mr. Toal's SERP goal has been set at 60%. As of December 31, 2000, Mr. Toal had accrued a SERP benefit (which will be offset by his Retirement Plan and related Benefit Restoration Plan benefits), commencing at age 65 in the form of a single life annuity, of approximately $1,252,500. Mr. Toal was then 98% vested in that benefit.


     Mr. Burriesci has a SERP goal that has been set at 50%. Under Mr. Burriesci's employment agreement, he is also provided with a benefit based on a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan and related Benefit Restoration Plan benefits) during the first ten years of his employment. Those benefits will act as an offset of Mr. Burriesci's SERP benefit. Based on compensation earned through December 31, 2000, Mr. Burriesci's accrued SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits, as well as the additional contractual benefit described above) commencing at age 65 in the form of a single life annuity, is approximately $434,100. Mr. Burriesci has not yet vested in that benefit.


     Each of Messrs. Mirro and Daras and Ms. Patterson has a SERP goal that has been set at 50%. Based on compensation earned through December 31, 2000, the accrued SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits), commencing at age 65 in the form of a single life annuity, by Mr. Mirro is approximately $437,500, by Mr. Daras is approximately $281,700 and by Ms. Patterson is approximately $292,300. As of December 31, 2000, Mr. Daras was 100% vested in his SERP benefit, while neither Mr. Mirro nor Ms. Patterson was vested.


     The respective completed period of creditable service under the Retirement Plan and, as appropriate, the Benefit Restoration Plan and the period of service for vesting in SERP benefits as of December 31, 2000 for each of the named executive officers is as follows: Lawrence J. Toal, nine years, ten months; Anthony R. Burriesci, three years, six months; Richard A. Mirro, four years; Peyton R. Patterson, four years, eight months; and D. James Daras, ten years.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
   ARRANGEMENTS

     Agreement with Mr. Toal. We have an employment agreement with Mr. Toal, dated as of January 30, 1998, which was amended as of October 22, 1999 and May 18, 2000. The current term of Mr. Toal's agreement extends to December 31, 2002. Dime Bancorp and Dime Savings are jointly and severally liable for the obligations under Mr. Toal's agreement.

     In accordance with Mr. Toal's agreement, he serves as CEO of Dime Bancorp and CEO and Chairman of the Board of Dime Savings. Under his agreement, Mr. Toal received a base salary of $900,000 in 2000, which may be subsequently increased (but not decreased) by your Board of Directors. For 2001, Mr. Toal's base salary has been increased to $950,000. Mr. Toal is eligible to participate in an annual bonus program (with a target bonus opportunity of at least 50% of his base salary) and a long-term incentive program and is provided with certain perquisites such as financial planning benefits, club memberships and a car and driver.

     Under his agreement, Mr. Toal also participates in the SERP, with a pension goal of not less than 60% based on average compensation and vesting over ten years of service. (Mr. Toal's SERP benefit is described in more detail above.) However, pursuant to his agreement, Mr. Toal will be fully vested in his SERP benefit in the event of a termination of his employment (other than for cause) in connection with a change in control (as described below) that otherwise would trigger a right to change in control-related benefits. In the event of any other involuntary termination of his employment (other than for cause), Mr. Toal will receive service credit for SERP vesting purposes as if he had remained employed until the end of the term of his agreement then in effect. In addition, when applying the average compensation definition under the SERP, in the event of any termination of his employment that would trigger a right to change in control-related benefits, or any other involuntary termination of his employment (other than for cause), average compensation will be determined as if Mr. Toal had continued service throughout the then-applicable term of his agreement and earned an assumed annual bonus based upon a formula set forth in that agreement. Mr. Toal's agreement also provides that if, at or after age 65, the amounts payable to him under the SERP and our other defined benefit plans, when stated in the form of a single life annuity, do not equal at least $1,235,000, he will be entitled, upon retirement, to additional payments so that his total retirement benefit, expressed as a single life annuity, at or after age 65, will not be less than that amount.

     In the event of Mr. Toal's disability, his agreement provides that he will receive a sum equal to his annual salary in the first year of such disability and a sum equal to 75% of his annual salary for subsequent year of disability up to age 65, with continued life, medical and dental coverage for the same period.

     If we terminate Mr. Toal's employment (other than for cause), he will receive a lump sum payment equal to two times his annual salary, as well as continuation, until the later to occur of the 18-month anniversary of the date of his termination or the end of the remaining term of his agreement at the effective date of termination, of life, medical and dental insurance coverage, subject to certain conditions. If Mr. Toal voluntarily terminates his employment (except as provided below), generally no additional benefits will be provided to him. Similarly, in general, no continuing benefits are otherwise to be provided to Mr. Toal upon the expiration of the term of his agreement, other than under the SERP and the Key Executive Life Insurance/Death Benefit Plan described below, as well as the other retiree benefits otherwise payable to him.

     Mr. Toal's agreement also provides for specified benefits following a "change in control." For these purposes, a "change in control" is generally defined to include:

     o the acquisition of more than 35% of the voting power of Dime Bancorp by any person, entity or group;

     o if the individuals who were members of your Board of Directors on July 24, 1997, and others whose appointment or nomination was recommended by a vote of 2/3 of the directors in office on July 24, 1997 (or by other directors who themselves previously satisfied this requirement), cease to constitute a majority of your Board;

     o a merger or consolidation of Dime Bancorp or any direct or indirect subsidiary of Dime Bancorp unless Dime Bancorp voting securities outstanding before the event continue to represent (in combination with securities held under any of our employee benefit plans) at least 65% of the outstanding voting securities of the surviving entity after the merger or consolidation, or unless the merger or consolidation was effected solely to implement a recapitalization of Dime Bancorp or Dime Savings where no person, entity or group becomes the owner of 35% or more of the voting securities of Dime Bancorp or Dime Savings;

     o the execution of a binding agreement for one of the events described in the first and third bullets (unless abandoned); and

     o    certain sales of substantially all of our consolidated assets.

     If following a change in control Mr. Toal's employment is involuntarily terminated (other than for cause) during the term of his agreement in effect at the time of the change in control, or if he terminates his employment during such term after (a) he has not been re-elected to his current positions (or, if we or Dime Savings is not the surviving ultimate parent entity in the transaction giving rise to the change in control, elected as CEO of the ultimate parent entity), (b) there has been a notice of non-renewal of Mr. Toal's agreement other than for cause, or (c) there is a material change in his functions, duties, or responsibilities to a level of lesser responsibility, importance, or scope, Mr. Toal will be entitled to the SERP enhancement described above, as well as other benefits. These additional benefits include a lump sum equal to three times his "annual compensation," as well as (to the extent permissible under the underlying plan) continued exercisability of all vested stock options as if there had not been a termination of employment (including options that vest upon his retirement), and continued disability, medical and dental insurance coverage for Mr. Toal and his spouse for the remainder of their lives, subject to certain conditions. For these purposes, "annual compensation" at any time means the sum of Mr. Toal's annual salary plus an assumed annual bonus based upon a formula set forth in his agreement.

     Agreement with Mr. Burriesci. We have an employment agreement with Mr. Burriesci, dated as of January 30, 1998, which was amended as of May 18, 2000. The term of this agreement extends to March 1, 2004, with automatic renewal applying each March 1st, absent earlier non-renewal. Dime Bancorp and Dime Savings are jointly and severally liable for the obligations under Mr. Burriesci's agreement.

     Mr. Burriesci's agreement provides that he will serve as our CFO and provided for an annual salary during the period of the agreement ending July 1, 2000 at the rate of $375,000. His annual salary is subject to periodic review and possible increase, or up to a 25% decrease (but not below the level set forth above). An Agreement Regarding Initial Employment Terms with Mr. Burriesci, dated as of July 1, 1997, as amended, provided for a promise of long-term incentive awards in the form of options with a value of at least 75% of his base pay for 2000, to the extent approved by the Compensation Committee, and provides for certain perquisites.

     Pursuant to the terms of his employment agreement, Mr. Burriesci also participates in the SERP, with a pension goal of not less than 50% of average SERP-covered compensation (as more fully described above). Mr. Burriesci's agreement also provides for a benefit based upon a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan accruals) during the first ten years of his employment, which vested in July 2000. This benefit will act as an offset of Mr. Burriesci's SERP benefit, if one is payable.

     In the event of his permanent disability, we will pay Mr. Burriesci's annual salary for up to one year, less the maximum benefit available under our disability insurance coverage, and will generally continue to provide certain benefits for the remaining term of his agreement then in effect. If Mr. Burriesci's employment is terminated without cause, we will continue to pay his annual salary (as in effect at the termination date) for 18 months, as well as generally continue certain benefits for the same period. However, if that termination occurs on or prior to March 1, 2003, Mr. Burriesci will be paid the greater of the above referenced amount or a lump sum benefit equal to the salary and target bonus (based on his rate of salary and target bonus in effect at the termination date) that would otherwise be payable for the remaining term of the agreement, with welfare benefits generally continuing for the remaining term.

     Mr. Burriesci's agreement also provides for enhanced severance benefits (instead of the termination benefits described above) following a change in control (defined in the same manner as under Mr. Toal's agreement). If, after a covered change in control, we terminate Mr. Burriesci's employment (other than for cause), or if he terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (to a level below that which applied before the change in control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control, the enhanced benefits will be payable. In either of those events, Mr. Burriesci is to be entitled to (i) payment equal to three times the sum of his annual salary and target cash incentives for which he was eligible (for the year in question) immediately before the termination, and (ii) continuation of all life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions. Mr. Burriesci's agreement also includes a provision for continued exercisability of all vested options for the remainder of their terms and continued vesting and exercisability of all non-vested options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Burriesci will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under our 401(k) Plan and the related provisions of the Benefit Restoration Plan.

     Agreement with Mr. Mirro. We have an employment agreement with Mr. Mirro, dated as of December 21, 1998, which was amended as of May 18, 2000. The term of this agreement currently extends to March 1, 2004, with automatic renewal applying each March 1st, absent earlier non-renewal.

     Mr. Mirro's agreement provides that he will serve as CEO of North American with his salary at a minimum rate of $375,000, subject to periodic review and possible increase, or up to a 25% decrease.

     Pursuant to the terms of his employment agreement, Mr. Mirro also participates in the SERP, with a pension goal of not less than 50% of average SERP-covered compensation (as more fully described above). In the event of his permanent disability, we will pay Mr. Mirro's annual salary for up to one year, less the maximum benefit available under our disability insurance coverage, and will generally continue to provide certain benefits for the remaining term of his agreement then in effect.

     If Mr. Mirro's employment is terminated without cause during the term of his agreement, we will continue to pay his annual salary (as in effect at the termination date) plus his target bonus amount (as in effect for the year of the termination) for two years, as well as generally continue certain benefits for the same period. However, if that termination occurs on or prior to March 1, 2003, Mr. Mirro will be paid the greater of the above-referenced amount or a lump sum benefit equal to the salary and bonus (based on his rate of salary and bonus opportunity in effect at the termination date) that would otherwise be payable for the remaining term of the agreement, with certain benefits generally continuing for the remaining term. In such circumstance, Mr. Mirro's stock options and restricted stock will also fully vest. If Mr. Mirro's principal place of employment is moved more than 75 miles from Tampa, he has the right, for a 30-day period, to treat such relocation as a termination without cause, entitling him to these termination benefits. Mr. Mirro also has a right to these termination benefits if his agreement is not renewed, provided that, within 30 days of his receipt of notice of non-renewal, he elects to treat the non-renewal as an involuntary termination.

     Mr. Mirro's agreement also provides for enhanced severance benefits (generally instead of the termination benefits described above) in certain circumstances following a change in control (defined in the same manner as under Mr. Toal's agreement). If, after a covered change in control, Mr. Mirro terminates his employment during the term of his agreement in effect at the time of the change in control after a decrease in his annual salary (to a level below that which applied before the change in control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control, the enhanced severance benefits will be payable. The enhanced severance benefits will also be payable if Mr. Mirro terminates his employment for any reason during the 90-day period starting six months after certain change in control events, provided that he gives notice of his intent to so terminate within 30 days after the change in control. (The period between Mr. Mirro's notice and the termination date is referred to as the notice period.) If we involuntarily terminate Mr. Mirro's employment within this notice period (including the providing of a notice of non-renewal of his agreement) by any means other than at the direction of Mr. Toal in his capacity as Chairman of the Board, CEO or President of Dime Savings (but other than for cause), or even if by Mr. Toal in such capacity but for reasons other than Mr. Mirro's performance (other than for cause), the enhanced severance benefits will be payable. If we involuntarily terminate Mr. Mirro's employment other than during the notice period but during the remaining term of his agreement in effect at the time of the change in control, for any reason (other than for cause), and by any permitted means (including the providing of a notice of non-renewal of his agreement), the enhanced severance benefits will be payable.

     Where the enhanced severance benefits are payable to Mr. Mirro, they will include (i) payment equal to three times the sum of annual salary and target cash incentives for which he was eligible (for the year in question) immediately before the termination, and (ii) continuation of life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions. Mr. Mirro's agreement also includes a provision for exercisability of all vested options for the remainder of their terms and continued vesting (to the extent not otherwise subject to accelerated vesting) and exercisability of all non-vested options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Mirro will be eligible for a payment to make up any amount forfeited under our 401(k) Plan and the related provisions of the Benefit Restoration Plan. If Mr. Mirro is involuntarily terminated within the term in effect at the time of a change in control, or if he terminates his employment after a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control or a reduction in his salary, he will fully vest in his SERP benefits. If Mr. Mirro otherwise voluntarily terminates his employment in a manner making him eligible for the enhanced severance benefits, he will be entitled to a benefit calculated as if he were fully vested in the Retirement Plan and the related provisions of the Benefit Restoration Plan (but which benefit would constitute an offset of any other SERP benefits that may be payable to him).

     If Mr. Mirro provides notice of his intent to terminate his employment in connection with a change in control as discussed above, and we terminate his employment during the notice period by action of Mr. Toal for reasons of Mr. Mirro's performance (but not constituting termination for cause), he will be entitled to all of the enhanced severance benefits that otherwise apply in the event of an involuntary termination after a change in control as described above, except that, instead of receiving a payment equal to three times the sum of his annual salary and target cash incentives for which he was eligible immediately before the termination, the payment will be equal to two times such sum.

     Mr. Mirro's agreement also provides that enhanced severance benefits will be payable in the event that we terminate his employment during the term of his agreement after any transfer of control of North American that does not otherwise constitute a change in control of Dime Bancorp or Dime Savings, or if he terminates his employment during that period after a decrease in his annual salary (to a level below that which applies before the transfer of control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the transfer of control. For these purposes, a transfer of control of North American would generally be defined to include certain sales of a majority interest in North American's stock or of substantially all of its assets, or the execution of a binding agreement covering such a sale. If these benefits become payable, they will include (i) payment equal to three times the sum of the annual salary and target cash incentives for which he was eligible (for the year in question) immediately before the termination, and (ii) continuation of life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions.

     Other Agreements. Ms. Patterson and Mr. Daras are each party to an employment agreement with us, with a current term until March 1, 2004. Each agreement was entered into as of January 30, 1998 and was amended as of May 18, 2000. These agreements provide for automatic renewal each March 1st, absent earlier non-renewal.

     Each of the employment agreements with Ms. Patterson and Mr. Daras provides for an annual salary that is subject to periodic review and possible increase or up to a 25% decrease. If the individual becomes permanently disabled and we terminate her or his employment for that reason, we will pay her or his annual salary for up to one year, less the maximum benefit available under our disability insurance coverage, and will generally continue to provide certain benefits for the remaining term in effect.

     Each of these employment agreements provides for SERP participation, with a pension goal of not less than 50% of average SERP-covered compensation. Additionally, these employment agreements provide that, if we terminate the individual's employment without cause, she or he is generally entitled to a continuation of salary and certain benefits for a period of between six and 18 months, depending on her or his length of employment and age at the time of termination. However, if that termination occurs on or prior to March 1, 2003, she or he will be paid the greater of the above referenced amount or a lump sum benefit equal to the salary and bonus (based on her or his rate of salary and bonus opportunity in effect at the termination date) that would otherwise be payable for the remaining term of the agreement, with certain benefits generally continuing for the remaining term.

     Each of the employment agreements with Ms. Patterson and Mr. Daras provides for certain severance payments and benefits following a change in control if her or his employment is terminated either by us without cause or by her or him during the term in effect at the time of the change in control after a decrease in annual salary or a material downgrading in duties or responsibilities. For these purposes, a change in control is defined in the same manner as under Mr. Toal's agreement. The benefits to be provided to each of Ms. Patterson and Mr. Daras in such events will be (i) payment equal to three times the sum of annual salary and target cash incentives for which she or he was eligible immediately before the termination, and (ii) continuation of all life, disability, medical, and dental insurance coverage for the remaining term of the employment agreement at the time of the termination (as long as continued contributions are made by her or him). These agreements also include a provision for continued exercisability of all vested stock options for the remainder of their terms and continued vesting and exercisability of all non-vested stock options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). These agreements additionally include a provision for full vesting of SERP benefits, and a payment to make up any amount forfeited under our 401(k) Plan and the related provisions of the Benefit Restoration Plan, in the event of a termination of service triggering change in control benefits.

     Ms. Patterson is also party to an Agreement Regarding Initial Employment Terms, dated June 11, 1996, that provides for a promise of long-term incentive awards equal in value to 60% of base pay, to the extent approved by the Compensation Committee, and certain perquisites.

     Miscellaneous. Each of the employment agreements for the named executive officers provides that, if the amounts become payable other than as a result of events following a change in control (including, with respect to Mr. Mirro, a transfer of control of North American), and if those amounts would be deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code that would, when added to other similar amounts, result in an excise tax under Section 4999 of the Internal Revenue Code, they will be reduced to avoid the imposition of such excise tax. However, the SERP benefit described above will not be so reduced. In the event of an eligible termination of employment after a change in control, or in the absence of a change in control, in the event that the SERP benefit results in the imposition of an excise tax (but after the reduction of other benefits, as described above), we will make an additional payment or payments so as to provide the executive with the benefits that would have been received in the absence of the tax. We will not be entitled to a federal income tax deduction for any "excess parachute payments," including any additional amounts paid pursuant to the "gross-up" provisions of the respective employment agreements with regard to these taxes.


     Each of these employment agreements includes provisions conditioning payments on compliance with statutory and regulatory restrictions.


     Each of the named executive officers participates in our Key Executive Life Insurance/Death Benefit Plan, which provides life insurance coverage during their employment generally up to six times the sum of base salary plus target incentive amounts for the preceding year (three times such amount in the case of Mr. Daras), for which he or she pays a scheduled premium. If the named executive officer terminates employment when eligible to "retire" (for these purposes, when he or she retires under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service), the life insurance coverage converts into the right to a death benefit in the same amount (67% of that amount for Mr. Daras), with no additional contributions required. If the named executive officer terminates employment before becoming eligible to retire, he or she may continue life insurance coverage until age 65 by paying the required premiums and, at that age, can convert to that death benefit, to the extent it has otherwise vested. A reduced life insurance benefit is also available after retirement or attainment of age 65, instead of that death benefit. Vesting in the death benefit (or reduced life insurance benefit) depends on service as a participant in the Key Life Plan, with graded vesting over ten years and full vesting upon retirement under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service. Full vesting in the death benefit also applies for certain participants (including all of the named executive officers) in the event of certain change in control events, with other change in control events resulting in full vesting only if his or her service terminates involuntarily or after a reduction in salary or a material downgrading in duties or responsibilities. For Mr. Toal and Mr. Daras, full vesting occurred in connection with our merger with Anchor in 1995.


     Certain of our officers, including the named executive officers, may choose to defer all or a portion of their cash compensation pursuant to a Voluntary Deferred Compensation Plan. If the officer defers compensation, it will be payable at a later date (generally not less than three years after the year in which it would otherwise have been payable and not later than the later of the calendar quarter in which the officer attains age 70 1/2 or the fourth quarter after the termination of service of the officer) and, at that time, may be paid (pursuant to the officer's election) in a lump sum or in installments. Payments may also be made in the event of a change in control or upon specified circumstances of financial hardship. During the period of the deferral, amounts deferred are credited with earnings based upon the officer's election from among several different deemed investments, which currently include phantom units of our common stock. Phantom stock under the Voluntary Deferred Compensation Plan is valued based upon the end-of-the-month closing price of our common stock. A special valuation will apply in the event of a change in control.


     In addition to the severance payments and benefits described above, awards of stock options, restricted stock, and certain other stock-based awards to our employees, including the named executive officers, generally vest upon a change in control. Also, officers (including the named executive officers) who are participants in our Senior Officer Incentive Plan will be entitled to receive their individual target bonus awards for any performance period (as defined in the plan) in which a change in control occurs, pro-rated if the officer terminates employment during the relevant performance period.

COMPARISON OF FIVE YEAR RETURN TO STOCKHOLDERS


     Set forth below is a line-graph presentation comparing, for the period commencing on the market close on December 31, 1995 through and including December 31, 2000, the yearly percentage change in our cumulative total stockholder return with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Financial Index.(1)


[GRAPHIC OMITTED]

                        12/31/95       12/31/96       12/31/97       12/31/98       12/31/99     12/31/00
Dime Bancorp, Inc.       $100.00        $126.88        $261.80        $228.73        $133.26      $265.23

S&P 500                  $100.00        $122.86        $163.86        $210.64        $254.97      $231.74

S&P Financial Index      $100.00        $131.85        $191.69        $210.05        $214.65      $275.01



(1) Assumes $100 invested on December 31, 1995 in each of our common stock, the S&P 500 Stock Index, and the S&P Financial Index. Total return assumes reinvestment of dividends and other distributions.



CERTAIN TRANSACTIONS


     Ira T. Wender, a director, is the sole owner of Ira T. Wender, P.C., which has provided service as of counsel to the law firm of Patterson, Belknap, Webb & Tyler LLP since 1994. Patterson, Belknap, Webb & Tyler LLP provided legal services to us in 2000 involving general corporate, commercial real estate lending, litigation, executive compensation and employee benefit matters. We have retained that firm to provide legal services during 2001 but cannot at present reasonably estimate the extent of the services or the amount of related legal fees to be incurred.


     In 1997, we entered into an agreement with Teamwork Management, Inc., a corporation wholly-owned by Richard W. Dalrymple, a director, pursuant to which Teamwork Management provided us with certain executive recruiting services in 2000. It is currently contemplated that we may give additional recruiting assignments to Teamwork Management in the future. However, because the nature and amount of such additional assignments, if any, are not currently known, we cannot at present reasonably estimate the amount of any payments that may be made to Teamwork Management in consideration for such future services.

LOANS TO MANAGEMENT


     Our directors, officers and associates were customers of and had transactions, including loans, with Dime Savings in the ordinary course of business during 2000. All of these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons (except that our policy is to waive certain closing costs with respect to mortgage loans made to employees), and none of these transactions involved more than the normal risk of collectability or presented other unfavorable features.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and specified officers to file reports on Forms 3, 4 and 5 with respect to their ownership and changes in ownership of our equity securities with the SEC and the NYSE and to furnish us with copies of these reports.


     Based solely upon a review of the copies of these Form 3, 4, and 5 reports and amendments that we received, and certain written representations that we received from these persons, we believe that all applicable filing requirements were complied with for 2000 and do not know of any persons who may have failed to file on a timely basis any required form.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of March 31, 2001 (except as noted below) as to our common stock owned by (a) each of our current directors,
(b) each of the named executive officers, (c) all of our directors and executive officers as a group, and (d) each person who, to our knowledge, beneficially owned more than 5% of our outstanding common stock. For informational purposes only, the table also sets forth information regarding units of phantom stock held by certain directors and executive officers. These phantom units are generally payable following the director's or executive officer's termination of service with us and will be paid in cash. There are no voting rights associated with the units of phantom stock held by these individuals.



                                                                             SHARES OF        PERCENT OF
                                                                            COMMON STOCK      OUTSTANDING
                       NAME OF BENEFICIAL OWNER                             BENEFICIALLY        COMMON     UNITS OF PHANTOM
                (AND ADDRESS OF OWNERS OF MORE THAN 5%)                       OWNED(1)           STOCK     STOCK HELD (13)
---------------------------------------------------------------------- --------------------- ------------ -----------------
Lawrence J. Toal .....................................................        1,154,874(2)        1.01%             --
Anthony P. Terracciano ...............................................          237,644              *              --
Derrick D. Cephas ....................................................           13,500(3)           *           7,545
Frederick C. Chen ....................................................           24,360              *          12,514
J. Barclay Collins II ................................................           11,500              *           8,766
Richard W. Dalrymple .................................................           21,049(4)           *           9,298
James F. Fulton ......................................................           15,662(5)           *          22,125
Fred B. Koons ........................................................          153,260(4)           *           4,629
Virginia M. Kopp .....................................................           19,745(6)           *             875
James M. Large, Jr. ..................................................          336,776              *              --
Margaret Osmer-McQuade ...............................................           31,238(7)           *          13,121
John Morning .........................................................           12,705              *          15,353
Howard H. Newman .....................................................       27,218,328(8)       23.74%             --
Sally Hernandez-Pinero ...............................................            8,600              *           6,275
Eugene G. Schulz, Jr. ................................................           21,658              *              --
Howard Smith .........................................................           60,500              *          14,942
Norman R. Smith ......................................................           11,500              *           8,077
Ira T. Wender ........................................................           29,375(9)           *          17,412
Anthony R. Burriesci .................................................          344,447              *              --
Richard A. Mirro .....................................................          272,846(4)           *             202
Peyton R. Patterson ..................................................          171,864              *              --
D. James Daras .......................................................          303,557(4)           *             619
All directors and executive officers as a group (24 persons) .........       30,630,947(4)       26.71%        141,830
Warburg, Pincus Equity Partners, L.P .................................       27,215,328(10)      23.73%             --
Warburg, Pincus & Co., and
E.M. Warburg, Pincus & Co., LLC
 466 Lexington Avenue
 New York, NY 10017
Wellington Management Company, LLP ...................................        8,140,600(11)       7.10%             --
 75 State Street
 Boston, MA 02109
Vanguard Windsor Funds ...............................................        7,771,300(12)       6.78%             --
 75 State Street
 Boston, MA 02109

------------
*    Less than 1%.

(1) The directors, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts listed include shares of our common stock that the following persons have the right to acquire within 60 days from March 31, 2001: Lawrence J. Toal, 762,858; each of Derrick D. Cephas, Frederick C. Chen, James F. Fulton, Sally Hernandez-Pinero, Virginia M. Kopp, John Morning, Margaret Osmer-McQuade, and Ira T. Wender, 1,500; each of J. Barclay Collins II, Richard W. Dalrymple, Eugene G. Schulz, Jr., Howard Smith, and Norman R. Smith, 4,500; Fred B. Koons, 101,700; James M. Large, Jr., 256,834; Anthony R. Burriesci, 208,700; Richard A. Mirro, 173,200; Peyton R. Patterson, 96,767; D. James Daras, 207,565; and all current directors and executive officers as a group, 1,928,168.

(2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

(3) Includes an aggregate of 2,000 shares owned by or in trust for Mr. Cephas' children, as to which he disclaims beneficial ownership.

(4) Includes shares held by the trustee of our 401(k) plan with respect to the account of the individual or certain members of the group based on reports dated as of December 31, 2000.

(5) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

(6) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

(7) Includes 7,000 shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

(8) Includes 27,215,328 shares held by the Warburg Group (see note (10) below). Mr. Newman disclaims beneficial ownership of the shares held by the Warburg Group.

(9) Includes 3,000 shares held by Mr. Wender's spouse, as to which he disclaims beneficial ownership.

(10) The information as to Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co., and E.M. Warburg, Pincus & Co., LLC (collectively, the "Warburg Group") is derived from a Schedule 13D, filed by the Warburg Group on October 16, 2000, which states that, as of the date of the Schedule 13D, the Warburg Group had sole voting and dispositive power with regard to all of the shares indicated above and shared voting and dispositive power with regard to none of such shares.

(11) The information as to Wellington Management Company, LLP is derived from a
     Schedule 13G, filed by Wellington on February 13, 2001, which states that, as of December 31, 2000, Wellington, directly or through its subsidiary, Wellington Trust Company, NA, had sole voting power with regard to none of the shares indicated above, shared voting power with regard to 84,300 of such shares, sole dispositive power with regard to none of such shares, and shared dispositive power with regard to all of such shares. The shares beneficially held by Wellington include 7,771,300 shares beneficially held by Vanguard Windsor Funds (see note (12) below).


(12) The information as to Vanguard Windsor Funds is derived from a Schedule 13G, filed by Vanguard on February 13, 2001, which states that, as of December 31, 2000, Vanguard had sole voting power with regard to all of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to none of such shares, and shared dispositive power with regard to all of such shares. These shares are included in the 8,140,600 shares beneficially held by Wellington (see note (11) above).

(13) The phantom shares held by the directors and executive officers have been rounded down to the nearest whole share for convenience purposes. Mses. Kopp and Osmer-McQuade and Messrs. Cephas, Chen and Wender each hold phantom shares in a Deferred Compensation Plan (see the "Director Compensation" section of this document); Mses. Osmer-McQuade and Hernandez-Pinero and Messrs. Chen, Collins, Dalrymple, Fulton, Howard Smith, Norman Smith and Wender each hold phantom shares in the Benefit Transfer Account (see the "Director Compensation" section of this document). Mr. Koons holds phantom shares in the Voluntary Deferred Compensation Plan (see the "Employment Contracts and Termination of Employment and Change in Control Arrangements" section of this document) and Messrs. Koons, Mirro and Daras each hold phantom shares in the Benefit Restoration Plan (see the "Executive Compensation" section of this document).

                               AMENDMENTS TO THE
                  DIME BANCORP, INC. 1991 STOCK INCENTIVE PLAN


     Subject to your approval at the annual meeting, the Dime Bancorp, Inc. 1991 Stock Incentive Plan has been amended in the following manner:


     o increasing the number of shares of our common stock available for award under the plan by 2.6 million shares;


     o limiting the total number of shares of restricted stock and deferred stock that may be issued in the future under all of our stock-based incentive plans to 1.5 million shares;


     o setting a maximum exercise term of ten years on all options granted in the future under the plan; and


     o    prohibiting the "repricing" of options granted under the plan.


The proposed amendments are described more fully below. In addition, the remaining provisions of the plan are also summarized below.


PURPOSE OF THE PLAN


     The plan is intended to attract and retain employees who contribute to our success by their ability, ingenuity and industry and to enable such employees to participate in our long-term success and growth by giving them an equity interest in Dime, as well as to strengthen their identification with the interests of you, our stockholders. As discussed more fully below, awards under the plan may be in the form of (a) stock options, (b) SARs, (c) restricted stock, (d) deferred stock, (e) certain plan loans and (f) tax offset payments. An officer or employee may be granted one or more types of awards, which may be independent or granted in tandem. If two awards are granted in tandem, the recipient may exercise (or otherwise receive the benefit of) one award only to the extent that he or she relinquishes the tandem award.


     Your Board of Directors believes that stock-based incentives are important factors in attracting, retaining and motivating officers and employees. Thus, in order to be able to continue to emphasize stock-based incentives for our officers and employees and in order for such incentives to be tailored to changing business conditions, your Board is recommending that you approve an increase in the number of available shares of our common stock under the plan and the other changes described in this document.


SHARES


     We maintain several plans under which individual stock option and other stock-based awards to employees and directors may be made. As of March 31, 2001, there were options outstanding to purchase 9,909,567 shares of our common stock under all of our employee and director stock-based benefit plans, including the 1991 plan.* In addition, there were 388,049 shares of restricted stock outstanding at that same date. The aggregate number of shares of common stock that remained available for issuance under all of our stock-based benefit plans as of March 31, 2001 was 1,029,770 shares.


----------
* The outstanding options under all of our stock-based benefit plans have a weighted average exercise price of $21.57 per share and a weighted average term until expiration of 8.3 years.

     Of all of these plans, only this plan currently provides for the granting of stock-based awards to senior management.* The aggregate number of shares of common stock that remained available for issuance under this plan as of March 31, 2001 was 660,756.


     The proposed plan amendments would increase the number of shares of our common stock available for future award under the plan by 2,600,000, or 2.27% of the total number of issued and outstanding shares of our common stock as of March 31, 2001, to 3,260,756. Therefore, if the proposed plan amendments are approved, there will be a total of 8,757,740 shares of common stock available for issuance under the plan (representing 7.65% of the total number of issued and outstanding shares of common stock as of March 31, 2001). Of these shares, 5,136,935 shares are already the subject of option grants previously made under the plan but not yet exercised and 360,049 shares are restricted stock.

     The amended plan continues to provide that shares of our common stock awarded under the plan consist of, in whole or in part, authorized and unissued shares or treasury shares. If a stock option or other award is surrendered, canceled or terminated prior to exercise or without the participant having received payment of the award in shares of our common stock, or shares of common stock awarded are surrendered, canceled or repurchased by us at less than fair market value or forfeited, those shares of common stock will again become available for distribution under the plan. The exercise of an SAR for cash or the payment of any other award in cash will not count against the number of shares of our common stock reserved and available for distribution under the plan.

     The proposed plan amendments would not modify the existing limit on the number of shares of our common stock available for issuance to any single officer or employee eligible to receive an award of stock options or SARs under the plan. That limit will remain at 1,250,000 shares of our common stock with respect to stock options (including stock options previously granted under the plan, whether or not outstanding), with a similar limit of SARs (including SARs previously granted under the plan).

     On Friday, March 30, 2001, the closing price on the NYSE for one share of our common stock was $32.75.


LIMITATION ON RESTRICTED STOCK AND DEFERRED STOCK

     The proposed plan amendments would set a limit on the aggregate number of shares of restricted stock and deferred stock that may be awarded under all of our stock-based incentive plans, which will replace a limitation solely on restricted stock awards. This new limitation would provide that the aggregate number of shares of restricted stock and deferred stock available for purchase or grant under the 1991 plan on or after April 20, 2001, together with any other stock-based incentive plans we maintain, will not exceed 1,500,000 shares.


ADMINISTRATION

     The amended plan will continue to be administered by the Compensation Committee. The Compensation Committee will remain authorized, among other things, to (a) grant awards with such terms and conditions as may be consistent with the plan to eligible employees, (b) adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it shall deem advisable, (c) interpret the terms and conditions of the plan and any plan awards and (d) otherwise supervise the administration of the plan. The Compensation Committee may from time to time delegate to one or more of our officers or officers of any Related Company (as defined below) any or all of its authority in connection with the amended plan, except with respect to awards to persons subject to Section 16 of the Exchange Act.


----------
* We also maintain the 1993 Employee Stock Purchase Plan, which provides all eligible employees (including members of senior management) with the opportunity to purchase shares of our common stock.

PARTICIPATION

     Awards under the amended plan may continue to be made to our officers and other employees or officers or other employees of an entity in which we beneficially own, directly or indirectly, at least a 20% interest (a "Related Company"). Awards may not be granted to any of our directors or a director of a Related Company unless the director is also our employee or an employee of a Related Company. The participants in the amended plan will continue to be selected from among those eligible in the sole discretion of the Compensation Committee. As of March 31, 2001, there were 7,349 officers and employees eligible to participate in the plan.


AWARDS

     The Compensation Committee will continue to have the authority to grant the following types of awards under the amended plan: (1) stock options; (2) SARs; (3) restricted stock; (4) deferred stock; (5) plan loans; and (6) tax offset payments.

     1. Stock Options. The amended plan continues to provide for the grant of options to purchase shares of our common stock intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code and stock options that do not so qualify ("Non-Qualified Stock Options"). Stock options may be granted for the purchase of the number of shares of our common stock as the Compensation Committee determines and may be granted alone or in tandem with other awards under the plan.

     The amended plan continues to provide that a stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Compensation Committee determines, except that the exercise price for any option cannot be less than 100% of the fair market value of our common stock as of the date of grant. Payment of the exercise price of any stock option may be made in any manner that the Compensation Committee may provide, including cash or the delivery of shares of our common stock already owned or subject to award under the plan. The Compensation Committee may provide that all or a portion of the shares of our common stock received upon exercise of an option that are paid for using restricted stock or deferred stock awarded under the plan will be restricted or deferred in accordance with the original terms of the restricted stock or deferred stock. The Compensation Committee may also permit the surrender of stock options for cash. As revised by the proposed plan amendments, the plan will provide that no stock option awarded on or after April 20, 2001 will be exercisable more than ten years after the date it is awarded.*

     If an option holder's employment terminates by reason of death, disability, retirement or otherwise prior to the expiration of the option's stated term, the stock option will thereafter remain exercisable for the period, if any, determined by the Compensation Committee. The Compensation Committee may provide that, notwithstanding the term of the stock option, an option that is outstanding on the date of an option holder's death will remain outstanding for an additional period after that date. Stock options are not transferable except by will or the laws of descent and distribution.

     While the Compensation Committee generally has the authority to amend existing awards, in accordance with the proposed plan amendments this authority will no longer permit the repricing of options or the cancellation of previously granted options and their replacement with new options having a lower exercise price. A similar repricing prohibition will be added to each of our other stock-based incentive plans following your approval of the proposed plan amendments.

     2. SARs. SARs may continue to be granted alone or in tandem with stock options or other awards under the amended plan upon such terms and conditions as the Compensation Committee may determine. (To date, only tandem SARs have been granted.) Upon the exercise of SARs, the employee receives, in cash, common stock or a combination thereof (with the method of payment to


----------
* This limitation will also apply under each of our other stock-based incentive plans.

be at the discretion of the Compensation Committee), an amount equal to the excess of the fair market value of one share of our common stock on the exercise date over an amount determined by the Compensation Committee, multiplied by the number of SARs being exercised. In addition, the Compensation Committee may continue to grant limited SARs under the amended plan that will be exercisable only within the 60-day period following the occurrence of specified changes in ownership or control. In awarding SARs or limited SARs, the Compensation Committee may provide that, in the event of certain changes in ownership or control, SARs or limited SARs may be paid on the basis generally of the highest price paid for the common stock during the 90-day period ending on the day of the change in ownership or control.

     3. Restricted stock. The amended plan continues to provide for the sale of our common stock subject to such restrictions as are determined by the Compensation Committee. However, as amended by the proposed plan amendments, the plan will provide that the aggregate number of shares of restricted stock, together with shares of deferred stock, first made available on or after April 20, 2001 under this plan and under any of our other stock-based incentive plans will not exceed 1,500,000 shares. Restricted stock may continue to be granted alone or in tandem with other awards under the plan. The vesting of restricted stock may be conditioned upon the purchaser's completion of a specified period of service with us or a Related Company, the attainment of specific performance goals or such other criteria as the Compensation Committee may determine. In general, the restrictions on shares of restricted stock related to the attainment of performance goals may not lapse in full prior to the first anniversary of the date of grant, while the restrictions on other types of restricted stock grants may not lapse in full prior to the third anniversary of the date of grant. The restrictions and other provisions related to restricted stock may otherwise vary from participant to participant.

     In making an award of restricted stock, the Compensation Committee will determine the purchase price, which may not be less than the par value of one share of our common stock. During the restriction period (i.e., the period prior to the vesting of the restricted stock), the employee may not sell, transfer, pledge, assign or otherwise encumber the restricted stock, except as may be permitted by the Compensation Committee. Except as may otherwise be provided by the Compensation Committee, upon the termination of the employee's employment for any reason during the restriction period or if the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture. Upon any forfeiture of restricted stock, we will return to the participant an amount of cash equal to the lower of: (a) the purchase price paid by the employee for the restricted stock so forfeited or (b) the fair market value of that restricted stock on the date of forfeiture. During the restriction period, the employee will have the right to vote and receive any cash dividends payable in respect of the restricted stock, if so provided by the Compensation Committee. Stock dividends payable in respect of restricted stock or stock received with respect to restricted stock as a result of a stock split will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the restricted stock on which the stock dividends were paid or with respect to which the stock split occurs, if so provided by the Compensation Committee.

     4. Deferred stock. Under the amended plan, the Compensation Committee may continue to award shares of our common stock that are subject to the satisfaction of certain conditions prior to the expiration of a specified period of time (the "deferral period") as may be determined by the Compensation Committee. However, as revised by the proposed plan amendments, the plan will provide that the aggregate number of shares of deferred stock, together with shares of restricted stock, first made available on or after April 20, 2001 under this plan and any of our other stock-based incentive plans will not exceed 1,500,000 shares. Deferred stock may continue to be granted alone or in tandem with other awards under the plan. The Compensation Committee may condition the award of deferred stock, or the receipt of common stock or cash at the end of the deferral period, upon the attainment of specified performance goals or other criteria. The provisions related to a grant of deferred stock may vary from participant to participant.

     The Compensation Committee may grant deferred stock without payment by the recipient. Upon satisfaction of the specified conditions prior to the expiration of the deferral period, the award will be paid in such number of shares of our common stock as are covered by the award, cash equal to the fair market value of that stock, or a combination of the two, as provided by the Compensation Committee. During the deferral period, the employee may not sell, transfer, pledge, assign or otherwise encumber the deferred stock, except as permitted by the Compensation Committee. In the event of an employee's termination of employment before the expiration of the deferral period, the employee's deferred stock may be forfeited, except as may otherwise be provided by the Compensation Committee. Deferred stock will carry no voting rights until such time as shares of our common stock are actually issued in respect thereof.

     5. Plan loans. Under the amended plan, the Compensation Committee may continue to provide that we can make, or arrange for, a plan loan to an employee with respect to (i) the exercise of any stock option granted under the plan, (ii) the payment of the purchase price of any restricted stock under the plan, (iii) the payment of any taxes arising from an award under the plan, or
(iv) any combination of the above. However, the maximum amount of any plan loan may not be more than the amount of taxes arising from an award plus the excess, if any, of the purchase or exercise price of an award over the par value of any shares of our common stock awarded. The Compensation Committee, in accordance with all applicable laws and regulations, will determine the amount and terms of any plan loan.

     6. Tax offset payments. Under the amended plan, the Compensation Committee may continue to provide for a tax offset payment by us to an eligible employee not in excess of the amount necessary to pay the federal, state, local and other taxes payable with respect to any award and the receipt of the tax offset payment, assuming the employee is taxed at the maximum tax rate applicable to such income. The tax offset payment may be paid in cash, shares of our common stock or a combination of the two, as determined by the Compensation Committee.



DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Compensation Committee will continue to have discretion under the amended plan to determine with respect to any award (including stock options) that an amount equal to any dividend declared on our common stock (a) will be paid to the employee currently, (b) will be deferred and deemed to be reinvested, (c) will otherwise be credited to the employee, or (d) will not be paid or credited to the employee.


CHANGE IN CONTROL PROVISION

     The amended plan continues to provide that, upon the occurrence of certain changes in ownership or control, unless otherwise determined by the Compensation Committee at the time of grant or by amendment (with the holder's consent) of such grant, generally (a) all outstanding stock options and SARs that are not then exercisable will become fully exercisable and vested, and (b) the restrictions and deferral limitations applicable to outstanding restricted stock and deferred stock will lapse and the shares and awards will be deemed fully vested.


DEFERRAL OF AWARDS

     Under the amended plan, the Compensation Committee, upon such terms as it determines, may continue to permit an employee to elect to defer receipt of an award for a specified period or until a specified event.


WITHHOLDING

     Under the amended plan, each employee who has received an award will continue to be required to pay (or otherwise make arrangements satisfactory to the Compensation Committee for the payment of) any federal, state, local or other taxes of any kind required by law to be withheld with respect to any award. We have the right to deduct any taxes from any payment of any kind otherwise due to the employee. Further, to the extent permitted by the Compensation Committee, an employee may irrevocably elect to have his or her tax withholding liability satisfied by transferring unrestricted already-owned shares of our common stock to us, having us withhold shares of common stock otherwise deliverable to the employee with respect to any award under the plan, or a combination of the two.

AMENDMENT OR DISCONTINUANCE

     The amended plan will continue to provide that it may be discontinued or from time to time amended by your Board or the Compensation Committee, except that no amendment or discontinuation may adversely affect any outstanding award without the holder's written consent. Amendments may be made without stockholder approval, except as required to satisfy certain regulations under
Section 16 of the Exchange Act or other regulatory requirements.


ADJUSTMENTS

     Pursuant to the terms of the amended plan, in the case of a merger, reorganization, recapitalization, stock dividend, stock split, spin off, distribution of assets or other change in our corporate structure affecting our common stock, appropriate adjustments will continue to be made by the Compensation Committee, in its sole discretion, in

     o the aggregate number of shares of common stock reserved for issuance under the plan,

     o the aggregate number of shares of common stock available for distribution to any individual employee with respect to stock options awarded under the plan,

     o the aggregate number of shares of common stock that relate to SARs that may be granted to any individual employee under the plan,

     o    the identity of the securities to be issued,

     o the number of shares of common stock subject to awards then outstanding under the plan, and

     o where applicable, the amount to be paid by the participant or us, as the case may be, with respect to outstanding awards under the plan.


DURATION

     The amended plan will continue to provide that no awards may be made after March 26, 2008.


FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of awards made under the plan based upon the laws in effect on the date of this document.

     1. ISOs. No federal taxable income should be recognized by the option holder upon the grant or exercise of an ISO. If no disqualifying disposition of the shares of our common stock acquired upon exercise of an ISO is made within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the exercise price of the option will be taxed as a long-term capital gain and (b) we will not be allowed any deduction for federal income tax purposes. The exercise of an ISO may, however, result in an alternative minimum tax liability for the option holder.

     If shares of our common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price of the option and (b) we will be entitled to a tax deduction equal to the ordinary income recognized by the participant. Any additional gain recognized by the participant from the disposition of the shares will be taxed as short-term or long-term capital gain, as the case may be, and will not result in any tax deduction by us.

     2. Non-Qualified Stock Options. Except as noted below, with respect to Non-Qualified Stock Options: (a) no federal taxable income should be recognized by the option holder at the time the stock option is granted; (b) generally upon exercise of the stock option, the participant recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option and we will be entitled to a tax deduction in the same amount; and (c) at disposition, generally any appreciation (or depreciation) after the date of exercise is treated by the participant either as long-term or short-term capital gain (or loss), depending upon the length of time that the participant has held the shares.


     3. SARs. No federal taxable income will be recognized by a participant in connection with the grant of an SAR. Except as noted below, when the SAR is exercised, the participant will generally be required to recognize as ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares of our common stock received. At the time that the participant recognizes ordinary income as a result of the exercise of an SAR, we will be entitled to a tax deduction in the amount included in the participant's income. If the participant receives shares of our common stock upon exercise of an SAR, the post-exercise appreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."


     4. Restricted Stock. A participant purchasing restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the restricted stock. However, a participant may elect, under Section 83(b) of the Internal Revenue Code, to recognize ordinary income on the date of grant equal to the excess of the fair market value of the shares as of that date (determined without regard to the restrictions) over their purchase price. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain generally begins when the restriction period expires, and the tax basis for those shares will generally be based on their fair market value on that date. However, if the participant makes an election under Section 83(b) of the Internal Revenue Code, the holding period will generally commence immediately following the purchase of the restricted stock and the tax basis generally will be equal to the fair market value of the shares on the date the shares of restricted stock are issued or purchased (determined without regard to the restrictions on the shares). We generally will be entitled to a tax deduction equal to the amount that is recognized as ordinary income by the participant in the year that income is recognized.


     5. Deferred Stock. A participant receiving deferred stock generally will recognize ordinary income equal to the fair market value of the deferred stock on the date that the deferred stock is distributed to the participant, and the capital gain holding period for the stock will also commence on that date. We generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant in the year that income is recognized.


     6. Special Rules Applicable to Corporate Insiders. Generally, except where an election under Section 83(b) of the Internal Revenue Code is made or in the case of ISOs, an individual subject to the short-swing trading restrictions under Section 16(b) of the Exchange Act or other transfer restrictions who receives shares of our common stock in connection with an award may not recognize taxable income at the times discussed above, but may have the amount of income calculated (and recognized) based on the fair market value of our common stock at a later date.


     7. Dividends and Dividend Equivalents. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant and tax deductible by us. If, however, the participant makes an election under
Section 83(b) of the Internal Revenue Code, the dividends will be taxable as ordinary income to the participant but will not be tax deductible by us. If dividend equivalents are credited with respect to deferred stock awards, the participant generally will recognize ordinary income when the dividend equivalents are paid and we will be entitled to a tax deduction at that time.


YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIME BANCORP, INC. 1991 STOCK INCENTIVE PLAN AS SET FORTH IN THIS PROPOSAL.

                   2002 ANNUAL MEETING STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in our proxy statement for the annual meeting to be held in 2002, stockholder proposals must be submitted to our Corporate Secretary at our offices at 589 Fifth Avenue, New York, New York 10017, on or before January 10, 2002. Under our bylaws, in order to be considered for possible action by stockholders at the 2002 annual meeting but not included in our 2002 proxy statement, stockholder proposals must be submitted to our Corporate Secretary not less than 60 nor more than 90 days in advance of May 10, 2002. In addition, stockholder proposals must meet other applicable criteria set forth in our bylaws in order to be considered at the 2002 annual meeting. Your Board will review any stockholder proposals that are filed as required and will determine whether they meet applicable criteria for consideration at the 2002 annual meeting.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP audited our consolidated financial statements for the year ended December 31, 2000. Your Board has appointed KPMG to continue to audit our consolidated financial statements for the year 2001. It is expected that representatives of KPMG will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from you.

     Audit Fees. The aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $608,700.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG for professional services rendered to us for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

     All Other Fees. The aggregate fees billed by KPMG for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $522,500.

     The Audit Committee has considered whether KPMG's provision of the non-audit services referred to above is compatible with maintaining KPMG's independence.


                                 OTHER MATTERS

     Your Board of Directors does not know of any other matters that are likely to be brought before the annual meeting. If any other matters, not now known, properly come before the meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment. Under our bylaws, no new business or proposals submitted by stockholders can be acted upon at the annual meeting unless it was stated in writing and filed with our Corporate Secretary not earlier than March 14, 2001 and not later than April 13, 2001. No new business or proposals were submitted within this time period.


                           SOLICITATION AND EXPENSES

     We will pay all costs associated with the solicitation of your proxy. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies. It is currently expected that the cost of this solicitation will be approximately $13,000, including fees and expenses.

     In addition to the solicitation of proxies by mail, proxies may be solicited by our directors and officers, by personal interview, telephone, telegraph and mail. Brokerage houses, banks and other fiduciaries will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses.

                                                                          ANNEX


                              DIME BANCORP, INC.
                            AUDIT COMMITTEE CHARTER


Oversight Role


     The primary purpose of the Audit Committee (the "Committee") of Dime Bancorp, Inc. ("the Company") is to assist the Board of Directors of the Company (the "Board") in its oversight of: (i) the fair presentation of the Company's financial statements; (ii) the Company's system of internal controls, including the financial reporting process; (iii) the Company's compliance with regulatory requirements; and (iv) the independence and performance of the Company's outside and internal auditors.


     In discharging its oversight role, the Committee is empowered to independently authorize and oversee the investigation of any matter brought to its attention, as it deems appropriate, and to have full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.


Accountability of Auditors


     Both the internal and outside auditors shall be ultimately accountable to the Committee and the Board.


Membership


     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the "independence" and other requirements of the rules of the New York Stock Exchange and, as applicable, the Federal Deposit Insurance Corporation Improvement Act of 1991.


Meetings


     The Committee shall meet at least four times during each calendar year and shall make regular reports to the Board.


Charter


     The Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board.


----------
 * The Committee's role is one of oversight in an advisory capacity to the Board. The Company's management is responsible for preparing the Company's financial statements, and the Company's outside auditors are responsible for auditing those financial statements; it is not the duty of the Committee to plan or conduct audits. Additionally, the Company's financial management, internal audit staff and outside auditors, have more time, resources, and more detailed information about the Company than do the Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or as to the outside auditor's work and it shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Company from whom it received information and (2) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which knowledge the members are expected promptly to report to the Committee and the Board).

    Nothing contained in this charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under the Delaware law which shall continue to set the legal standard for the conduct of the members of the Committee.

Activities


     The following lists the basic activities of the Committee in carrying out its oversight function. These activities are set forth as a guide, and not as an exclusive list of the Committee's activities, with the understanding that the Committee may diverge from this guide, as appropriate:


     Financial Statements / Internal Controls


     o Discuss with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K;


     o Discuss with the outside auditors any letter(s) on internal control matters provided by the outside auditors, and the Company's response to such letter(s);


     o Discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61;


     o Based on its discussions with management and the outside auditors, make recommendations to the Board with respect to the inclusion of the audited financial statements in the Company's Form 10-K;


     o As a whole, or through the Committee chair, discuss with the outside auditors those matters required to be discussed by SAS 71, in connection with the Company's interim financial results to be included in the Company's Form 10-Q reports, prior to their filing with the Securities and Exchange Commission;


     o Discuss with management the Company's internal controls and accounting systems and policies;


     Auditor Selection / Independence


     o Request from and discuss with the outside auditors, annually, a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1;


     o Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's objectivity and independence;


     o Recommend that the Board take action, where appropriate, in response to the outside auditor's disclosure, in order to satisfy itself of the auditor's independence;


     o The Committee, subject to any action that may be taken by the full Board and to any required shareholder ratification, shall have the authority and responsibility to evaluate and make recommendations to the Board regarding the selection, appointment and performance of the outside auditor and, where appropriate, to replace the outside auditor;


     Audit Committee Proxy Report


     o Oversee the preparation of the Audit Committee report required by the rules of the Securities and Exchange Commission to be included within the Company's annual proxy statement;


     Internal Audit


     o Discuss with the Company's Corporate Auditor the internal audit functions, including the annual audit plan, and the annual review of the performance of the corporate audit department;


     o Receive regular (and any requested special) reports from the Corporate Auditor;


     o Discuss with the Corporate Auditor and, where appropriate, management, the results of internal audits performed;

     Regulatory / Compliance


     o Discuss with management the Company's annual regulatory reports regarding internal controls and compliance with certain designated laws and regulations;


     o Discuss with management reports of examination by regulatory authorities and any management responses thereto;


     o Receive regular reports from management on the Company's compliance program;


     Legal Matters


     o Discuss with the Company's General Counsel any legal matters that may have a material impact on the Company's financial position;


     Reserves


     o Discuss with management its recommendations on the loan loss and other credit related reserves of the Company's Bank subsidiary;


     Policies


     o Periodically, but no less than annually, discuss with management changes, if any, proposed by management to the Company's Audit, Compliance and Control, Loan Loss and Reserve, and Asset Quality Review policies and, to the extent it deems appropriate, recommend such changes to the Board.


     Other Reports


     o Receive reports from the Asset Quality Review Executive and the Chief Credit and Risk Management Officer as the Committee deems appropriate;


     o Request such other reports as it deems appropriate from management, the internal or outside auditors;


     Separate Executive Sessions


     o Meet periodically, in separate executive sessions, with the chief financial officer, the Corporate Auditor, such other members of management as the Committee shall request and the outside auditor.

                                                             2001 ANNUAL MEETING

[DIME LOGO]
DIME BANCORP, INC.
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

We encourage you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically by telephone or through the Internet anytime. This is fast, convenient and immediate.

TO VOTE BY TELEPHONE:

     Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For stockholders residing outside the United States, call collect on a touch-tone phone 1-201-536-8073; enter your 14-digit Voter Control Number located on this proxy card above your name; and follow the recorded instructions.

TO VOTE BY INTERNET:

     Go to the Website http://www.eproxyvote.com/dme; enter your 14-digit Voter Control Number located on this proxy card above your name; and follow the instructions provided.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned your proxy card. IF YOU CHOOSE TO VOTE YOUR SHARES ELECTRONICALLY, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                                   Detach Here
--------------------------------------------------------------------------------

                                 REVOCABLE PROXY

                               DIME BANCORP, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Lawrence J. Toal, James E. Kelly and Elizabeth
G. Knoerzer as proxies, severally, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote (other than where authority to vote has been withheld) all the shares of common stock of Dime Bancorp, Inc. held of record by the undersigned on April 26, 2001 as directed and, in their discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 13, 2001 and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted FOR each of the nominees named below and FOR certain amendments to the Dime Bancorp, Inc. 1991 Stock Incentive Plan on the reverse side. If authority to vote on the election of directors is withheld by checking the "withhold authority" box or by writing in the name of one or more nominees, the effect will be the same as a vote against election.

     WITH RESPECT TO THE ELECTION OF DIRECTORS, YOU MAY (I) VOTE "FOR" ALL OF THE NOMINEES, (II) WITHHOLD AUTHORITY TO VOTE ON ALL OF THE NOMINEES, OR
     (III) WITHHOLD AUTHORITY TO VOTE ON ONE OR MORE OF THE INDIVIDUAL NOMINEES. PLEASE MARK THE APPROPRIATE BOX ON THE REVERSE SIDE AND, IF REQUIRED, WRITE THE NAMES OF THE INDIVIDUAL NOMINEES ON THE LINE PROVIDED.

                                The nominees are:
Class of 2003: J. Barclay Collins II, James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero and Lawrence J. Toal.
Class of 2004: Frederick C. Chen, James M. Large, Jr., John Morning, Eugene G. Schulz, Jr., Norman R. Smith, and Anthony P. Terracciano.

SEE REVERSE                  TO BE SIGNED ON REVERSE SIDE            SEE REVERSE
   SIDE                                                                 SIDE

                                   Detach Here

--------------------------------------------------------------------------------

[X]   Please mark
      votes as in
      this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1.    Election of Directors
      NOMINEES:
      Class of 2003: J. Barclay Collins II, James F. Fulton,
                     Virginia M. Kopp, Sally Hernandez-Pinero and Lawrence J. Toal.
      Class of 2004: Frederick C. Chen, James M. Large, Jr.,
                     John Morning, Eugene G. Schulz, Jr.,
                     Norman R. Smith, and Anthony P. Terracciano.

FOR ALL     [ ]      WITHHOLD      [ ]
NOMINEES             AUTHORITY
                     ON ALL
                     NOMINEES


[ ]
    ----------------------------------------------------------------------------
    FOR ALL NOMINEES, EXCEPT AS WITHHELD ABOVE







2.    Approval of amendments to the Dime Bancorp, Inc.
      1991 Stock Incentive Plan

FOR   [ ]        AGAINST    [ ]          ABSTAIN    [ ]

If multiple copies of stockholder reports are being received at this      [  ]
address, mark here if you would like to discontinue mailing to this account (note: at least one stockholder report must be mailed)

Mark here if you plan to attend the meeting                               [  ]

Mark here for address change and note at left                             [  ]



Please sign, date, and return this card promptly in the enclosed envelope. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Signature:                                             Date:
           -------------------------------------------       -------------------



Signature:                                             Date:
           -------------------------------------------       -------------------